Exhibit 2

Independent Auditor’s Report

The Board of Directors

Japan Bank for International Cooperation

Opinion

We have audited the accompanying consolidated financial statements of Japan Bank for International Cooperation and its consolidated subsidiaries (the Group), which comprise the consolidated balance sheets as at March 31, 2021 and 2020, and the consolidated statements of operations, comprehensive income, changes in net assets, and cash flows for the years then ended, and notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Group as at March 31, 2021 and 2020, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with accounting principles generally accepted in Japan.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Group in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Japan, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of the audit of the consolidated financial statements as a whole, and in forming the auditor’s opinion thereon, and we do not provide a separate opinion on these matters.

Key audit matter	How our audit addressed the key audit matter

Determination of borrowers’ category as the basis for calculating the allowance for loan losses for loans and bills discounted and application of cash flow estimation approach

As a policy-based financial institution, the Group engages in financing activities to realize its policy objectives, and the nature of the finance to support overseas economic transactions is characterized by a relatively significant portion of long-term loans and loans that entail sovereign or country risk.

Therefore, the Group’s non-performing loans and credit-related expenses may increase if the financial conditions of the individual borrowers significantly deteriorate due to political and economic trends in the borrowers’ country or region.

As such, the Group calculates an expected loss amount and recognizes it as an allowance for loan losses. The allowance for loan losses included in the consolidated balance sheet as of March 31, 2021 was ¥339,841 million and the method for recognition is described in (d) “Allowance for Loan Losses” in Note 5 “Significant Accounting Policies” as well as “6. Significant Accounting Estimates” in the notes to the consolidated financial statements.

Allowance for loan losses is calculated in accordance with the Group’s internal rules for self-assessment of asset quality and internally established standards. The calculation process includes determination of the borrowers’ category based on the evaluation of borrowers’ solvency in consideration of their repayment status, financial condition, performance, future prospects and other relevant factors, and the estimation of future cash flows of individually-assessed loans and bills discounted under the cash flow estimation approach.

Given that the future prospects for borrowers, etc. used in the borrowers’ category determination and future cash flows of individual claims used under the cash flow estimation approach are affected by changes in borrowers’ business environment including effects of the spread of COVID-19 and whether their business strategy is successful, determination of the borrowers’ category and application of the cash flow estimation approach require management judgement, entailing higher estimation uncertainty.

Accordingly, we have identified determination of borrowers’ category for the purpose of determining the allowance for loan losses and bills discounted, particularly with respect to borrowers displaying a deterioration in repayment status, financial position or business performance, as well as the estimate of future cash flows of individually-assessed loans and bills discounted used in the cash flow estimation approach, as a Key Audit Matter.

Our audit procedures performed to examine the Group’s determination of borrowers’ category and estimate of future cash flows of individually-assessed loans and bills discounted used in the cash flow estimation approach included the following, among others:

- We evaluated the Group’s internal controls over the determination of the borrowers’ category. The controls tested included but were not limited to controls over the accuracy and completeness of schedules used in determining the borrowers’ category and controls over the underlying internal credit rating data about the borrowers.

- We selected a sample of borrowers by taking into account the type of business, the repayment status, financial position or the degree of deterioration in their business performance and potential credit risk estimated from external disclosure information to test management’s category of the sampled borrowers. We also considered the monetary impact of the changes in the borrowers’ category on the amount recorded in the allowance for loan losses.

- We evaluated sampled borrowers’ recent repayment status, financial position, and business performance, by inspecting a set of materials related to the Group’s self - assessment of asset quality, such as explanatory materials including a description of the business, borrowing and repayment status, research materials providing an understanding of actual financial position, financial statements, and the trial balance, and examined them in light of the available external information, including the trend of natural resources prices. In addition, we made inquiries to the Finance Department in charge of the loans as necessary to supplement our understanding. Also, we compared internal credit ratings on sovereign loans with external credit ratings.

- We assessed the future cash flows of a sample of individually-assessed loans and bills discounted used in the cash flow estimation approach as well as the inputs used by management, evaluated the model used in the cash flow estimation approach and tested their mathematical accuracy through recalculation.

Responsibilities of Management, the Corporate Auditor and the Board of Corporate Auditors for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Group’s ability to continue as a going concern and disclosing, as required by accounting principles generally accepted in Japan, matters related to going concern.

The Corporate Auditor and the Board of Corporate Auditors are responsible for overseeing the Group’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

•

Consider internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances for our risk assessments, while the purpose of the audit of the consolidated financial statements is not expressing an opinion on the effectiveness of the Group’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation in accordance with accounting principles generally accepted in Japan.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with the Corporate Auditor and the Board of Corporate Auditors regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the Corporate Auditor and the Board of Corporate Auditors with a statement that we have complied with the ethical requirements regarding independence that are relevant to our audit of the financial statements in Japan, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with the Corporate Auditor and the Board of Corporate Auditors, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Interest Required to Be Disclosed by the Certified Public Accountants Act of Japan

Our firm and its designated engagement partners do not have any interest in the Group which is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

Convenience Translation

The U.S. dollar amounts in the accompanying consolidated financial statements with respect to the year ended March 31, 2021 are presented solely for convenience. Our audit also included the translation of Japanese yen amounts into U.S. dollar amounts and, in our opinion, such translation has been made on the basis described in Note 1 to the consolidated financial statements.

Ernst & Young ShinNihon LLC Tokyo, Japan

June 14, 2021

/s/Hiroshi Nishida
Hiroshi Nishida
Designated Engagement Partner
Certified Public Accountant

/s/Isao Okutani
Isao Okutani
Designated Engagement Partner
Certified Public Accountant

/s/Toshiro Kuwata
Toshiro Kuwata
Designated Engagement Partner
Certified Public Accountant

CONSOLIDATED BALANCE SHEETS

		As of March 31, 2020	As of March 31, 2021	As of March 31, 2021
		(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Assets:
Cash and due from banks		¥1,544,838	¥1,233,919	$11,146
Securities	Note 7	358,748	272,359	2,460
Loans and bills discounted	Note 8	13,133,980	13,556,815	122,453
Other assets	Note 9	434,040	281,625	2,544
Property, plant and equipment	Note 10	28,146	29,110	263
Buildings		3,051	3,706	33
Land		24,311	24,311	220
Construction in progress		0	31	0
Other		782	1,059	10
Intangible assets		5,227	4,210	38
Software		5,227	4,210	38
Customers’ liabilities for acceptances and guarantees		2,118,383	1,835,123	16,576
Allowance for loan losses		(285,855)	(339,841)	(3,070)

Total assets		¥17,337,510	¥16,873,323	$152,410

Liabilities:
Borrowed money		¥6,786,499	¥6,651,321	$60,079
Bonds payable	Note 9	4,886,646	4,964,965	44,847
Other liabilities		424,572	374,034	3,379
Provision for bonuses		586	585	5
Provision for directors’ bonuses		10	10	0
Net defined benefit liability		6,715	6,338	57
Provision for directors’ retirement benefits		44	47	0
Acceptances and guarantees		2,118,383	1,835,123	16,576

Total liabilities		¥14,223,458	¥13,832,426	$124,943

Net assets:
Capital stock		¥1,883,800	¥1,963,800	$17,738
Retained earnings		995,688	981,523	8,866

Total shareholder’s equity		2,879,488	2,945,323	26,604

Valuation difference on available-for-sale securities		(3,486)	2,088	19
Deferred gains or losses on hedges		231,303	95,238	860
Foreign currency translation adjustment		6,475	(2,072)	(19)

Total accumulated other comprehensive income		234,291	95,254	860

Non-controlling interests		271	318	3

Total net assets		¥3,114,051	¥3,040,896	$27,467

Total liabilities and net assets		¥17,337,510	¥16,873,323	$152,410

CONSOLIDATED STATEMENTS OF OPERATIONS

		For the year ended March 31, 2020	For the year ended March 31, 2021	For the year ended March 31, 2021
		(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Ordinary income		¥485,856	¥284,742	$2,572
Interest income		417,832	234,073	2,114
Interest on loans and discounts		399,375	213,473	1,928
Interest and dividends on securities		1,536	2,171	20
Interest on deposits with banks		16,860	2,257	20
Interest on interest swaps		—	16,086	145
Other interest income		60	84	1
Fees and commissions		25,595	26,708	241
Other ordinary income		—	8,733	79
Other income		42,428	15,226	138
Reversal of allowance for loan losses		7,215	—	—
Recoveries of written-off claims		29,308	2	0
Other	Note 12	5,905	15,224	138
Ordinary expenses		369,071	240,369	2,171
Interest expense		329,800	150,276	1,357
Interest on borrowed money and rediscounts		126,812	41,163	372
Interest on bonds		118,280	108,967	984
Interest on interest swaps		84,686	—	—
Other interest expense		19	145	1
Fees and commissions payments		3,253	3,040	28
Other ordinary expenses		8,924	5,991	54
General and administrative expenses		21,365	20,129	182
Other expenses		5,728	60,932	550
Provision of allowance for loan losses		—	53,986	488
Other	Note 13	5,728	6,946	62

Ordinary profit		116,784	44,372	401

Extraordinary income		16	10	0
Gain on disposal of noncurrent assets		16	10	0
Extraordinary loss		0	—	—
Loss on disposal of noncurrent assets		0	—	—

Net income before income taxes		116,801	44,382	401

Income taxes – current		25	45	0

Total income taxes		25	45	0

Net income		116,775	44,337	401

Net income attributable to non-controlling interests		35	46	1

Net income attributable to owner of parent		¥116,740	¥44,290	$400

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

		For the year ended March 31, 2020	For the year ended March 31, 2021	For the year ended March 31, 2021
		(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Net income		¥116,775	¥44,337	$401
Other comprehensive income (loss)	Note 14	238,637	(139,036)	(1,256)
Valuation difference on available-for-sale securities		(2,929)	5,575	50
Deferred gains or losses on hedges		242,351	(136,064)	(1,229)
Foreign currency translation adjustment		1,391	(3,389)	(30)
Share of other comprehensive income (loss) of equity method investments		(2,176)	(5,157)	(47)

Comprehensive income (loss)		¥355,413	¥(94,699)	$(855)

(Comprehensive income (loss) attributable to)
Owner of parent		355,377	(94,746)	(856)
Non-controlling interests		35	46	1

CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

From April 1, 2019 to March 31, 2020

	(In millions of yen)
	Shareholder’s equity

	Capital stock	Retained earnings	Total shareholder’s equity

Balance at the beginning of current period	¥1,785,300	¥905,474	¥2,690,774

Changes of items during the period
Issuance of new shares	98,500		98,500
Payment to National Treasury		(26,525)	(26,525)
Net income attributable to owner of parent		116,740	116,740
Net changes of items other than shareholder’s equity

Total changes of items during the period	98,500	90,214	188,714

Balance at the end of current period	¥1,883,800	¥995,688	¥2,879,488

	(In millions of yen)
	Accumulated other comprehensive income (loss)

	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Foreign currency translation adjustment	Total accumulated other comprehensive income (loss)	Non-controlling interests	Total net assets

Balance at the beginning of current period	¥(557)	¥(11,048)	¥7,260	¥(4,345)	¥235	¥2,686,664

Changes of items during the period
Issuance of new shares						98,500
Payment to National Treasury						(26,525)
Net income attributable to owner of parent						116,740
Net changes of items other than shareholder’s equity	(2,929)	242,351	(785)	238,637	35	238,673

Total changes of items during the period	(2,929)	242,351	(785)	238,637	35	427,387

Balance at the end of current period	¥(3,486)	¥231,303	¥6,475	¥234,291	¥271	¥3,114,051

From April 1, 2020 to March 31, 2021

	(In millions of yen)
	Shareholder’s equity

	Capital stock	Retained earnings	Total shareholder’s equity

Balance at the beginning of current period	¥1,883,800	¥995,688	¥2,879,488

Changes of items during the period
Issuance of new shares	80,000		80,000
Payment to National Treasury		(58,455)	(58,455)
Net income attributable to owner of parent		44,290	44,290
Net changes of items other than shareholder’s equity

Total changes of items during the period	80,000	(14,164)	65,835

Balance at the end of current period	¥1,963,800	¥981,523	¥2,945,323

	(In millions of yen)
	Accumulated other comprehensive income (loss)

	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Foreign currency translation adjustment	Total accumulated other comprehensive income (loss)	Non-controlling interests	Total net assets

Balance at the beginning of current period	¥(3,486)	¥231,303	¥6,475	¥234,291	¥271	¥3,114,051

Changes of items during the period
Issuance of new shares						80,000
Payment to National Treasury						(58,455)
Net income attributable to owner of parent						44,290
Net changes of items other than shareholder’s equity	5,575	(136,064)	(8,547)	(139,036)	46	(138,990)

Total changes of items during the period	5,575	(136,064)	(8,547)	(139,036)	46	(73,155)

Balance at the end of current period	¥2,088	¥95,238	¥(2,072)	¥95,254	¥318	¥3,040,896

From April 1, 2020 to March 31, 2021

	(In millions of U.S. dollars)
	Shareholder’s equity

	Capital stock	Retained earnings	Total shareholder’s equity

Balance at the beginning of current period	$17,015	$8,994	$26,009

Changes of items during the period
Issuance of new shares	723		723
Payment to National Treasury		(528)	(528)
Net income attributable to owner of parent		400	400
Net changes of items other than shareholder’s equity

Total changes of items during the period	723	(128)	595

Balance at the end of current period	$17,738	$8,866	$26,604

	(In millions of U.S. dollars)
	Accumulated other comprehensive income (loss)

	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Foreign currency translation adjustment	Total accumulated other comprehensive income (loss)	Non-controlling interests	Total net assets

Balance at the beginning of current period	$(31)	$2,089	$58	$2,116	$2	$28,127

Changes of items during the period
Issuance of new shares						723
Payment to National Treasury						(528)
Net income attributable to owner of parent						400
Net changes of items other than shareholder’s equity	50	(1,229)	(77)	(1,256)	1	(1.255)

Total changes of items during the period	50	(1,229)	(77)	(1,256)	1	(660)

Balance at the end of current period	$19	$860	$(19)	$860	$3	$27,467

CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the year ended March 31, 2020	For the year ended March 31, 2021	For the year ended March 31, 2021
		(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Cash flows from operating activities
Net income before income taxes		¥116,801	¥44,382	$401
Depreciation and amortization		2,740	2,107	19
Losses (profits) of equity method investments		2,828	(375)	(3)
Increase (decrease) in allowance for loan losses		(7,270)	53,986	488
Increase (decrease) in provision for bonuses		20	(0)	(0)
Increase (decrease) in provision for directors’ bonuses		0	(0)	(0)
Increase (decrease) in net defined benefit liability		(273)	(376)	(3)
Increase (decrease) in provision for directors’ retirement benefits		13	2	0
Interest income		(417,832)	(234,073)	(2,114)
Interest expense		329,800	150,276	1,357
Losses (gains) related to securities		(5,639)	(7,731)	(70)
Foreign exchange losses (gains)		(1,589)	(2,076)	(19)
Losses (gains) on disposal of noncurrent assets		(16)	(10)	(0)
Net decrease (increase) in loans and bills discounted		442,581	(422,834)	(3,819)
Net increase (decrease) in borrowed money		(788,214)	(135,177)	(1,221)
Net decrease (increase) in deposits (excluding deposits paid to Bank of Japan)		(48,062)	52,865	478
Increase (decrease) in straight bonds-issuance and redemption		300,887	75,992	686
Interest received		449,048	267,557	2,417
Interest paid		(338,465)	(165,793)	(1,498)
Other		188,455	(33,668)	(305)

Subtotal		225,814	(354,949)	(3,206)

Income taxes paid		(6)	(45)	(1)

Net cash provided by (used in) operating activities		225,807	(354,995)	(3,207)

Cash flows from investing activities
Purchase of securities		(32,310)	(11,313)	(102)
Proceeds from sales of securities		17,727	58,500	528
Proceeds from redemption of securities		23,500	30,000	271
Purchase of property, plant and equipment		(773)	(1,583)	(14)
Proceeds from sales of property, plant and equipment		22	15	0
Purchase of intangible assets		(653)	(477)	(4)

Net cash provided by (used in) investing activities		7,512	75,141	679

Cash flows from financing activities
Proceeds from issuance of new shares		98,500	80,000	723
Payment to National Treasury		(26,525)	(58,455)	(528)

Net cash provided by (used in) financing activities		71,974	21,544	195

Effect of exchange rate change on cash and cash equivalents		—	—	—

Net increase (decrease) in cash and cash equivalents		305,294	(258,309)	(2,333)

Cash and cash equivalents at beginning of period		734,292	1,039,586	9,390

Cash and cash equivalents at end of period	Note 16	¥1,039,586	¥781,277	$7,057

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of presentation

The accompanying consolidated financial statements have been prepared from the accounting records maintained by Japan Bank for International Cooperation (“JBIC”) and its subsidiaries (the “JBIC Group”) in accordance with the accounting principles and practices generally accepted in Japan, which are different in certain respects as to the application and disclosure requirements of International Financial Reporting Standards (“IFRS”).

The amounts indicated in millions of yen are rounded down by omitting figures less than one million. As a result, the totals in yen do not necessarily agree with the sum of the individual amounts. Items less than 1 million yen are presented as “0,” which are presented as “-” in the consolidated financial statements prepared in accordance with IFRS (Exhibit 7).

Amounts in U.S. dollars are presented solely for the convenience of readers outside Japan. The rate of ¥110.71=$1.00, the foreign exchange rate on March 31, 2021, has been used in translations. The presentation of such amounts is not intended to imply that Japanese yen have been or could be readily converted, realized, or settled in U.S. dollars at the aforementioned rate or any other rates.

2. Scope of consolidation

(a)	Consolidated subsidiaries

The number of consolidated subsidiaries is two.

Company names:	JBIC IG Partners Russia-Japan Investment Fund, L.P.

(b)	Unconsolidated subsidiaries

There are no applicable subsidiaries.

(c)	Other company whose majority of voting rights is owned by JBIC on its own account but which is not determined to be its subsidiary

Company name:	RJIF Management Limited

(Reason for determining not to be a subsidiary)

JBIC has determined that RJIF Management Limited is not its subsidiary because, while JBIC indirectly owns a majority of voting rights of RJIF Management Limited through JBIC IG Partners, which is its consolidated subsidiary, JBIC needs to obtain agreement from other JV company for making decisions on significant financial and business policies.

3. Application of the equity method

(a)	Unconsolidated subsidiaries accounted for using the equity method

There are no applicable subsidiaries.

(b)	Affiliates accounted for using the equity method

The number of affiliates accounted for using the equity method is two.

Company names:	IFC Capitalization (Equity) Fund, L.P. IFC Capitalization (Subordinated Debt) Fund, L.P.

(c)	Unconsolidated subsidiaries that are not accounted for using the equity method

There are no applicable subsidiaries.

(d)	Affiliates that are not accounted for using the equity method

Major company names:	Credit Guarantee and Investment Facility
RJIF Management Limited

These companies were not included in the scope of the equity method primarily because they do not have significant impacts on the consolidated financial statements in respect of any of the following items: Net income (the amount proportionate to the share of net income of such companies), Retained earnings (the amount proportionate to the share of retained earnings of such companies) and Accumulated other comprehensive income (loss) (the amount proportionate to the share of other comprehensive income (loss) of such companies).

4. Balance sheet dates of consolidated subsidiaries

The financial statements of the consolidated subsidiaries are used in preparing the consolidated financial statements.

The balance sheet dates of the consolidated subsidiaries are as follows:

March 31	2021
December 31	1
March 31	1

Appropriate adjustments are made for significant transactions that occurred during the period between the consolidated closing date and the subsidiary’s balance sheet date above.

5. Significant accounting policies

(a)	Securities

Held-to-maturity securities are carried at amortized cost based on the moving average method. Investments in affiliates that are not accounted for by the equity method are carried at cost based on the moving average method. Available-for-sale securities are in principle stated at fair value with changes in net unrealized gains or losses included directly in net assets. However, available-for-sale securities whose fair value cannot be readily determined are carried at cost based on the moving average method. Securities held by the consolidated foreign subsidiary (including investments in affiliates) are classified as financial assets designated as fair value through profit or loss based on IFRS. These securities are recognized as trading securities in JBIC’s consolidated financial statements and are measured at fair value.

Investments in partnerships for investment and other similar partnerships, which are regarded as securities under Article 2, Paragraph 2 of the Japanese Financial Instruments and Exchange Act (Act No. 25 of 1948), are recognized at an amount equivalent to JBIC’s percentage share of the net assets of such partnerships, based upon the most recent financial statements available depending on the reporting date stipulated in the partnership agreement.

(b)	Valuation method for derivative financial instruments

Derivative financial instruments are measured at fair value.

Financial assets and financial liabilities arising from derivatives transactions that are executed with the same counterparties and are measured at fair value are offset on a counterparty-by-counterparty basis if a valid ISDA Master Netting Agreement is entered into. The resulting amount is recognized in the consolidated balance sheets.

(c)	Depreciation and amortization basis for fixed assets

(i)	Property, plant and equipment

Property, plant and equipment of JBIC are depreciated by the declining balance method over their useful economic lives except for buildings excluding installed facilities as well as installed facilities and structures acquired on or after April 1, 2016, which are depreciated by the straight-line method.

Depreciation is based on the following range of estimated useful lives:

Buildings:	3 years to 50 years

Other:	2 years to 35 years

Property, plant and equipment of consolidated subsidiaries are depreciated primarily by the straight-line method based on the estimated useful lives of the assets.

(ii)	Intangible assets

Amortization of intangible assets is computed by the straight-line method. Software used by JBIC and its consolidated subsidiaries is amortized over its useful life (5 years or less) at JBIC and its consolidated subsidiaries.

(d)	Allowance for loan losses

Allowance for loan losses is recognized in accordance with internally established standards.

The allowance for claims on debtors who are legally bankrupt (“Bankrupt borrowers”) or substantially bankrupt (“Substantially bankrupt borrowers”) is provided based on the outstanding balance after the write-offs described as below and the deductions of the amount expected to be collected through the disposal of collateral and the execution of guarantees. The allowance for claims on debtors who are not legally bankrupt but are likely to become bankrupt (“Potentially bankrupt borrowers”) is provided based on an assessment of the overall solvency of the debtors after deducting the amount expected to be collected through the disposal of collateral and the execution of guarantees.

Of Potentially bankrupt borrowers with restructured loans and others, (excluding foreign governments and other governmental entities) whose loan exceeds a threshold amount, if it is possible to reasonably estimate cash flows from the collection of principal and the receipt of interest, the allowance for claims on such debtors is provided based on an approach whereby the difference between the amount of cash flows discounted by the original contractual interest rates and the carrying amount of the claims is determined to be the allowance for loan losses (“cash flow estimation approach”).

The allowance for claims on debtors other than Bankrupt borrowers, Substantially bankrupt borrowers and Potentially bankrupt borrowers is provided primarily in consideration of the expected loss amount over the average remaining periods of loans, and the expected loss amount is calculated primarily based on the probability of default which is based on the actual bankruptcies during a certain period in the past. The allowance for possible losses on specific overseas loans is provided based on the expected loss amount taking into consideration the political and economic situations of these countries.

All claims are assessed initially by the operational departments and subsequently by risk evaluation departments based on internal rules for self-assessment of asset quality. The risk evaluation departments, which are independent from the operational departments, review these self-assessments, and the allowance is provided based on the results of the assessments.

With respect to claims with collateral or guarantees on debtors who are legally or substantially bankrupt, the residual book value of the claims, after deducting the amount which is deemed collectible through the disposal of collateral or the execution of guarantees, is written off. There were no accumulated write-offs as of March 31, 2021 (the accumulated write-offs as of March 31, 2020 were ¥2,897 million).

(e)	Provision for bonuses

The Provision for bonuses is calculated and provided for based on the estimated amounts of future payments attributable to the services that have been rendered by employees to the date of the consolidated balance sheet.

(f)	Provision for directors’ bonuses

The Provision for directors’ bonuses is calculated and provided for based on the estimated amounts of future payments attributable to the services that have been rendered by directors to the date of the consolidated balance sheet.

(g)	Provision for directors’ retirement benefits

The Provision for directors’ retirement benefits which provides for future retirement pension payments to directors, is recognized at the amount accrued at the end of the current fiscal year.

(h)	Accounting for retirement benefits

(i)	Method of attributing the projected benefits to periods of services

In calculating the projected benefit obligation, the estimated amount of retirement benefit payments is attributed to the period up to the end of the fiscal year based on the benefit formula.

(ii)	Accounting for actuarial gains or losses and prior service costs

Actuarial gains or losses and prior service costs are expensed as they are incurred.

(i)	Foreign currency translation and revaluation method

JBIC maintains its accounting records in Japanese yen. Assets and liabilities denominated in foreign currencies and held by JBIC are mostly translated into Japanese yen at the market exchange rate prevailing at the fiscal year end.

Assets and liabilities denominated in foreign currencies and held by consolidated subsidiaries are translated at the market exchange rate prevailing at respective balance sheet dates and other base dates.

(j)	Accounting for hedges of interest rate risk

(i)	Hedge accounting

The deferral method is applied to derivatives used for interest risk hedging purposes.

(ii)	Hedging instruments and hedged items

Hedging instruments: interest rate swaps

Hedged items: loans, borrowed money, bonds and notes

(iii)	Hedging policy

JBIC enters into hedging transactions up to the amount of the underlying hedged assets and liabilities.

(iv)	Assessment of hedge effectiveness

JBIC assesses the effectiveness of designated hedges by measuring and comparing the change in fair value or cumulative change of cash flows of both hedging instruments and corresponding hedged items from the date of inception of the hedges to the assessment date.

(k)	Accounting for hedges of foreign exchange risks

Hedging instruments used to hedge foreign exchange risks associated with foreign currency denominated monetary assets and liabilities are accounted for primarily using the deferral method under “Accounting and Auditing Treatment Relating to Adoption of Accounting Standard for Foreign Currency Transactions for Banks” (The Japanese Institute of Certified Public Accountants (JICPA) Industry-specific Committee Practical Guideline No. 25 of October 8, 2020).

The effectiveness of the hedges described above is assessed by comparing the foreign currency position of the hedged loans and bills discounted and bonds payable denominated in foreign currencies with that of the hedging instruments, such as currency swaps and forward foreign exchange contracts which are used for hedging the foreign exchange risks of loans and bills discounted and bonds payable denominated in foreign currencies.

Furthermore, deferral hedge accounting is applied to some forward exchange contracts as hedging instruments used to hedge the foreign exchange risk arising from individual investments in affiliates denominated in foreign currencies.

(l)	Scope of cash and cash equivalents in the consolidated statements of cash flows

“Cash and cash equivalents” as stated in the consolidated statements of cash flows consists of cash on hand and deposits with the Bank of Japan in Cash and due from banks in the consolidated balance sheets.

(m)	Consumption and other taxes

Consumption taxes and local consumption taxes (“consumption taxes”) of JBIC and its domestic consolidated subsidiaries are excluded from transaction amounts. Non-deductible consumption taxes related to property, plant and equipment are expensed as incurred.

(n)	Standards and Guidance issued but not yet applied

•	“Accounting Standard for Fair Value Measurement” (ASBJ Statement No. 30, issued on July 4, 2019)

•	“Implementation Guidance on Accounting Standard for Fair Value Measurement” (ASBJ Guidance No. 31, issued on July 4, 2019)

•	“Accounting Standard for Financial Instruments” (ASBJ Statement No. 10, issued on July 4, 2019)

•	“Implementation Guidance on Disclosures about Fair Value of Financial Instruments” (ASBJ Guidance No. 19, issued on March 31, 2020)

(i)	Overview

In order to enhance comparability with international accounting standards, the “Accounting Standard for Fair Value Measurement” and the “Implementation Guidance on Accounting Standard for Fair Value Measurement” (collectively, the “Accounting Standards for Fair Value Measurement”) were developed to provide guidance, on fair value measurement approaches. The “Accounting Standards for Fair Value Measurement” apply to fair value measurement of the following:

•	Financial instruments under the “Accounting Standard for Financial Instruments”

Furthermore, the “Implementation Guidance on Disclosures about Fair Value of Financial Instruments” has been revised to require additional notes on items including the breakdown of financial instruments based on the levels of fair value.

(ii)	Expected date of application

JBIC plans to apply the accounting standards and implementation guidance above from the beginning of the fiscal year ending March 31, 2022.

(iii)	Effects of application of the accounting standards and implementation guidance

The effects of the application of the accounting standards and implementation guidance above on the consolidated financial statements are immaterial.

6. Significant accounting estimates

The following item in the consolidated financial statements for the current fiscal year is based on accounting estimates that may have a significant effect on the consolidated financial statements for the next fiscal year.

•	Allowance for loan losses

(i)	Amount recognized in the consolidated financial statements for the current fiscal year

	As of March 31, 2021	As of March 31, 2021
	(In millions of yen)	(In millions of U.S. dollars)
Allowance for loan losses	¥339,841	$3,070

(ii)	Information on significant accounting estimates related to the identified item

①	Calculation method

The calculation method of allowance for loan losses is described in “5. Significant accounting policies, (d) Allowance for loan losses” in the notes to the consolidated financial statements.

JBIC engages in financing activities to realize its policy objectives as a policy-based financial institution and may incur loss from being impossible or difficult to recover its loans due to, among other factors, a deterioration in borrowers’ creditworthiness. To address such a risk of JBIC incurring loss arising from a reduction in, or diminishment of, asset value attributable to a deterioration in borrowers’ financial condition and for other reasons, JBIC calculates an expected loss amount and recognizes it as allowance for loan losses. JBIC engages in significant financing activities with overseas governments, governmental institutions, and overseas corporations as part of its support of overseas economic transactions. Because of the characteristics of these activities, sovereign or country risk is a relatively significant part of the credit risk JBIC is exposed to in connection with these activities.

Allowance for loan losses is calculated in accordance with JBIC’s internal rules for self-assessment of asset quality and internally established standards. The calculation process includes the determination of the borrowers’ category based on the evaluation of borrowers’ solvency in consideration of their repayment status, financial condition, performance, future prospects and other relevant factors, and the estimation of future cash flows under the cash flow estimation approach.

Note: For the details of the credit risk JBIC is exposed to in connection with its financing activities, see the descriptions in “17. Financial instruments and related disclosure, (a) Status of financial instruments, (ii) Types of financial instruments and risks, ① Credit risk” in the notes to the consolidated financial statements.

②	Major assumptions

Major assumptions are the future prospects for borrowers, etc. used in the borrowers’ category determination and future cash flows of individual claims used under the cash flow estimation approach.

The future prospects for borrowers, etc. used in the borrowers’ category determination, future cash flows of individual claims used under the cash flow estimation approach and other assumptions are affected by changes in borrowers’ business environment and whether their business strategy is successful. Therefore, JBIC’s estimation and judgment are reassessed and modified whenever the economic environment changes or new information becomes available.

Given the above, such estimation and judgment may have a significant effect on the amount of allowance for loan losses.

③	Effects on the consolidated financial statements for the next fiscal year

The spread of COVID-19 is causing political and economic impacts on borrowers’ countries or regions as well as financial impacts on individual borrowers. The borrowers’ category is determined in consideration of currently-available information that has effects on estimates.

While effects of the spread of COVID-19 vary significantly across countries and are subject to significant uncertainty related to the degree of vaccine roll-out and the development in policy-based support, allowance for loan losses is currently provided based on the assumption that the level of the credit risk of outstanding loans and other investments as of March 31, 2021 will be the same as the historical level for the near future, and is calculated based on specific items including the probability of default that incorporates the actual number of bankruptcies during a certain period in the past, on the basis that the global economic growth rate is expected to recover to a certain extent in 2021 from its significant decline in the previous year according to global economic outlooks published by international organizations, etc. and other factors.

As the future outlook is uncertain, the situation of COVID-19 or its economic impacts may differ significantly from the assumption above. In such a case, the allowance for loan losses as of the end of the fiscal year ending March 31, 2022 may change.

The amount of allowance for loan losses as of March 31, 2021 is the current best estimate. However, given a high estimation uncertainty related to other factors in addition to COVID-19, there is a risk that the actual amount of allowance for loan losses may differ from the estimate and, as a result, may have a significant effect on the consolidated financial statements for the next fiscal year.

(Changes in presentation)

“Accounting Standard for Disclosure of Accounting Estimates” (ASBJ Statement No. 31, issued on March 31, 2020) is applied in preparing the consolidated financial statements as of the end of the current fiscal year and significant accounting estimates are described in the notes thereto.

However, in accordance with the transitional treatment set out in the proviso in paragraph 11 of ASBJ Statement No. 31, comparative information for the previous fiscal year is not presented.

7. Equity and other securities of or investments in unconsolidated subsidiaries and affiliates

	As of March 31, 2020	As of March 31, 2021	As of March 31, 2021
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Equity and other securities	¥21,795	¥24,229	$219
Investments	107,469	80,187	724

8. Loans

(a)	Bankrupt loans and non-accrual loans included in Loans and bills discounted:

	As of March 31, 2020	As of March 31, 2021	As of March 31, 2021
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Bankrupt loans	¥—	¥—	$—
Non-accrual loans	185,309	215,417	1,946

Bankrupt loans are loans, defined in Article 96, Paragraph 1, Item (iii), a. through e. and Item (iv) of the Order for Enforcement of the Corporation Tax Act (Cabinet Order No. 97, 1965), on which accrued interest income is not recognized as there is substantial uncertainty over the ultimate collectability of either principal or interest because they have been in arrears for a considerable period of time or for other reasons.

Non-accrual loans are loans on which accrued interest income is not recognized, although this excludes bankrupt loans and the loans on which interest payments are deferred in order to support the borrowers’ recovery from financial difficulties.

(b)	Loans with interest or principal repayments three months or more in arrears included in Loans and bills discounted:

	As of March 31, 2020	As of March 31, 2021	As of March 31, 2021
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Loans with interest or principal repayments three months or more in arrears	¥8,690	¥54,839	$495

Loans with interest or principal repayments three months or more in arrears are loans whose principal or interest payment is three months or more in arrears, and which do not fall under the category of bankrupt loans and non-accrual loans.

(c)	Restructured loans included in Loans and bills discounted:

	As of March 31, 2020	As of March 31, 2021	As of March 31, 2021
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Restructured loans	¥159,118	¥218,411	$1,973

Restructured loans are loans whose repayment terms and conditions have been amended in favor of the borrowers (e.g. reduction of or exemption from the stated interest rate, deferral of interest payments, extension of principal repayments or waiver of claims) in order to support the borrowers’ recovery from financial difficulties, and which do not fall under the category of bankrupt loans, non-accrual loans, or loans with interest or principal repayments three months or more in arrears.

(d)	The total amount of bankrupt loans, non-accrual loans, loans with interest or principal repayments three months or more in arrears, and restructured loans:

	As of March 31, 2020	As of March 31, 2021	As of March 31, 2021
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Total amount	¥353,118	¥488,668	$4,414

The amounts of loans indicated in table (a) through (d) above are the gross amounts before the deduction of allowance for loan losses.

(e)

JBIC, as a policy, does not issue loans to borrowers in part or in full immediately after the execution of the loan agreements, but instead executes loans, in accordance with the progress of the underlying projects. These undrawn amounts are not included in the loans on deeds recognized in the consolidated balance sheets. The balance of undrawn amounts is as follows:

	As of March 31, 2020	As of March 31, 2021	As of March 31, 2021
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Balance of undrawn loans	¥1,373,586	¥1,810,200	$16,351

9. Assets pledged as collateral

Pursuant to Article 34 of the Japan Bank for International Cooperation Act (“JBIC Act”), all JBIC assets are pledged as general collateral for bonds:

	As of March 31, 2020	As of March 31, 2021	As of March 31, 2021
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Bonds payable	¥4,886,646	¥4,964,965	$44,847

Other assets include cash collateral paid for financial instruments as follows:

	As of March 31, 2020	As of March 31, 2021	As of March 31, 2021
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Cash collateral paid for financial instruments	¥56,950	¥106,650	$963

10. Accumulated depreciation of Property, plant and equipment

	As of March 31, 2020	As of March 31, 2021	As of March 31, 2021
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Accumulated depreciation	¥2,637	¥3,178	$29

11. Contingent liabilities

Japan Finance Corporation (“JFC”) assumed the obligations of the JFC bonds on April 1, 2012, and JBIC is jointly responsible for the obligations of these bonds. In accordance with Article 17 (2) of the Supplementary Provisions of the JBIC Act, all of JBIC’s assets are pledged as general collateral for these joint obligations as follows.

	As of March 31, 2020	As of March 31, 2021	As of March 31, 2021
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Joint obligations	¥90,000	¥70,000	$632

12. Items included in Other under Other income

Other under Other income includes the following:

	For the year ended March 31, 2020	For the year ended March 31, 2021	For the year ended March 31, 2021
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Gains on sales of equity and other securities	¥1,228	¥4,851	$44
Gains on investments in partnerships	4,411	9,825	89
Profits of equity method investments	—	375	3

13. Items included in Other under Other expenses

Other under Other expenses includes the following:

	For the year ended March 31, 2020	For the year ended March 31, 2021	For the year ended March 31, 2021
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Losses on written-off of loans	¥2,897	¥—	$—
Losses on devaluation of equity and other securities	—	6,945	62
Losses of equity method investments	2,828	—	—

14. Reclassification adjustments and tax effects of other comprehensive income (loss)

	For the year ended March 31, 2020	For the year ended March 31, 2021	For the year ended March 31, 2021
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Valuation difference on available-for-sale securities:
Amount recognized in the current fiscal year	¥(2,892)	¥4,447	$40
Reclassification adjustments	(36)	1,127	10

Before tax effect adjustment	(2,929)	5,575	50

Tax effect	—	—	—

Valuation difference on available-for-sale securities	(2,929)	5,575	50

Deferred gains or losses on hedges:
Amount recognized in the current fiscal year	157,642	(123,031)	(1,111)
Reclassification adjustments	84,709	(13,033)	(118)

Before tax effect adjustment	242,351	(136,064)	(1,229)

Tax effect	—	—	—

Deferred gains or losses on hedges	242,351	(136,064)	(1,229)

Foreign currency translation adjustment:
Amount recognized in the current fiscal year	1,336	(3,597)	(32)
Reclassification adjustments	55	207	2

Before tax effect adjustment	1,391	(3,389)	(30)

Tax effect	—	—	—

Foreign currency translation adjustment	1,391	(3,389)	(30)

Share of other comprehensive income (loss) of equity method investments:
Amount recognized in the current fiscal year	(632)	(3,032)	(27)
Reclassification adjustments	(1,544)	(2,125)	(20)

Before tax effect adjustment	(2,176)	(5,157)	(47)

Tax effect	—	—	—

Share of other comprehensive income (loss) of equity method investments	(2,176)	(5,157)	(47)

Total other comprehensive income (loss)	¥238,637	¥(139,036)	$(1,256)

15. Changes in Net assets

(a)	Issued shares and treasury stock

For the fiscal year ended March 31, 2020, the type and the number of issued shares and treasury stock are as follows:

(Unit: thousands of shares)
Types	The number of shares at the beginning of the fiscal year	Increase during the fiscal year	Decrease during the fiscal year	The number of shares at the end of the fiscal year	Remarks
Issued shares
Common stock	1,635,300,000	98,500,000	—	1,733,800,000	Note
Classified stock	—	—	—	—

Total	1,635,300,000	98,500,000	—	1,733,800,000	Note

Treasury stock
Common stock	—	—	—	—
Classified stock	—	—	—	—

Total	—	—	—	—

(Note)	The reason for an increase in shares is the issuance of 98,500,000 thousand new shares.

For the fiscal year ended March 31, 2021, the type and the number of issued shares and treasury stock are as follows:

(Unit: thousands of shares)
Types	The number of shares at the beginning of the fiscal year	Increase during the fiscal year	Decrease during the fiscal year	The number of shares at the end of the fiscal year	Remarks
Issued shares
Common stock	1,733,800,000	80,000,000	—	1,813,800,000	Note
Classified stock	—	—	—	—

Total	1,733,800,000	80,000,000	—	1,813,800,000	Note

Treasury stock
Common stock	—	—	—	—
Classified stock	—	—	—	—

Total	—	—	—	—

(Note)	The reason for an increase in shares is the issuance of 80,000,000 thousand new shares.

16. Cash flows

A reconciliation of Cash and cash equivalents in the consolidated statements of cash flows as of March 31, 2020 and 2021 to Cash and due from banks in the consolidated balance sheets is as follows:

	For the year ended March 31, 2020	For the year ended March 31, 2021	For the year ended March 31, 2021
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Cash and due from banks	¥1,544,838	¥1,233,919	$11,146
Time deposits and others	(505,252)	(452,642)	(4,089)

Cash and cash equivalents	¥1,039,586	¥781,277	$7,057

17. Financial instruments and related disclosure

(a)	Status of financial instruments

(i)	Policies for financial instruments

Based on the JBIC Act, JBIC is a policy-based financial institution wholly owned by the Japanese government, which has the purpose of contributing to the sound development of Japan and the international economy and society while supplementing the financial transactions implemented by private-sector financial institutions, by performing the financial function to promote the overseas development and securement of resources which are important for Japan; maintaining and improving the international competitiveness of Japanese industries; promoting the overseas business having the purpose of preserving the global environment, such as preventing global warming, as well as preventing disruptions to international financial order or taking appropriate measures with respect to damages caused by such disruption.

JBIC’s principal operations consist of providing “export loans,” “import loans,” “investment financing,” “financing for business development” (including guarantees) and “capital investment.” To conduct these operations, funds are raised through borrowings from the fiscal investment and loans and the foreign exchange fund special account, and the issuing of bonds. An ALM (asset and liability management) function has been established in respect of JBIC’s financial assets and liabilities that are subject to interest rate and currency fluctuations to assist in ensuring that such fluctuations do not have an adverse effect on JBIC’s operations. In addition, derivative transactions are entered into for the purpose of mitigating risk inherent in foreign currency denominated transactions. Financial instruments that can be used for the management of surplus funds are limited to safe instruments such as Japanese government bonds as stipulated in the JBIC Act.

The budget required for governmental financial operations is decided upon by the Diet of Japan, and business plans and financial plans (borrowings from fiscal investment and loans, bonds, general accounting investment, and loans and other investments) are appended to the budget and submitted to the Diet of Japan.

The consolidated foreign subsidiary of JBIC engages in investments and other related activities as its principal operation.

(ii)	Types of financial instruments and risks

The assets that JBIC holds mainly include loans to borrowers in Japan and overseas, and securities and liabilities mainly include borrowed money and bonds. The consolidated foreign subsidiary of JBIC holds securities subject to price fluctuations.

The associated risks of financial assets and financial liabilities held by JBIC are described below.

①	Credit risk

Credit risk is the risk that JBIC will suffer losses if the financial conditions of the borrower deteriorate and the value of assets (including off-balance sheet assets) declines or is impaired.

The credit risks associated with JBIC include sovereign risk, country risk, corporate risk, and project risk. JBIC engages in significant financing activities with overseas governments, governmental institutions, and overseas corporations as part of its support to overseas economic transactions. Because of the characteristics of these activities, sovereign or country risk is a relatively significant part of the credit risk JBIC is exposed to in connection with these activities.

As a result, if the financial conditions of the individual borrower significantly deteriorate due to political and economic trends in the borrower’s country or region, JBIC’s performance and financial conditions can be adversely affected.

(Note)	Sovereign risk refers to risk associated with credit extended to foreign governments. Country risk refers to risk associated with the country in which the corporation or project is located (risk, in addition to corporate risk or project risk, associated with the country in which the corporation or the project is located). Corporate risk refers to the risk associated with credit to corporations and project risk refers to the risk that the cash flows generated from the project fail to generate the planned cash flows, in the case of project finance, where the repayment of the borrowing is primarily secured by the cash flow of the project to which credit is extended.

②	Market risk

Market risk is the risk that the value of assets and liabilities (including off-balance sheet items) will fluctuate and losses will be incurred, or profits derived from assets and liabilities (including off-balance sheet items) will fluctuate and losses will be incurred due to changes in various market risk factors, such as interest rates and exchange rates.

The market risk borne by JBIC mainly consists of foreign exchange risk and interest rate risk, and JBIC may suffer losses from these risks due to fluctuations in the markets such as market turmoil. However, in principle, these risks are hedged through interest rate swaps, currency swaps, and forward foreign exchange contracts.

JBIC uses hedge accounting for interest rate hedges, where the hedging instrument is interest rate swaps to hedge the risk of changes in interest rates associated with loans, borrowed money and bonds. The effectiveness of the hedges is assessed by measuring and comparing the change in fair value or cumulative change in cash flows of both hedging instruments and corresponding hedged items from the date of inception of the hedges to the assessment date.

JBIC uses hedge accounting for foreign exchange hedges, where currency swaps and forward foreign exchange contracts are used to hedge items such as loans and bonds for foreign exchange risk. The effectiveness of the hedging with currency swaps and forward foreign exchange contracts is assessed by comparing the foreign currency position of the hedged financial assets and liabilities with that of the hedging instruments.

Furthermore, some of the foreign exchange risk arising from investments in affiliates denominated in foreign currencies are individually hedged by forward foreign exchange contracts as hedging instruments.

③	Liquidity risk

Liquidity risk is the risk that losses will be incurred as a result of difficulties in obtaining the funds necessary due to a maturity mismatch between financing and funding or unexpected outflow of funds, or being forced to fund at an interest rate significantly higher than that under normal circumstances (funding risk). It is also the risk that losses will be incurred from being unable to conduct market transactions due to market turmoil or being forced to transact at far more unfavorable prices than those under normal circumstances (market liquidity risk).

Long-term and stable funds, such as fiscal loan funds, government-guaranteed bonds and the fiscal investment and loan program (“FILP”) agency bonds, are secured to finance JBIC and deposits are not accepted. Therefore, JBIC considers liquidity risk to be limited. However, financing costs could increase due to market turmoil and unexpected events.

(iii)	Risk management structure for financial instruments

The risk management structure of JBIC is described below.

①	Credit risk management

The cornerstone of credit risk management at JBIC is the evaluation of an individual borrower’s creditworthiness in advance of credit approval.

When a new credit application is processed, the relevant finance departments (sales promotion departments) and credit departments collect and analyze information on the borrower. JBIC’s overseas representative offices also play a part in collecting information on foreign governments and companies. Credit appraisal takes place based on the information that has been gathered and analyzed with the different departments ensuring appropriate checks throughout the process, leading to the final decision by management.

In providing credit to foreign governments and companies, JBIC takes maximum advantage of its unique position as a public financial institution. This includes exchanging views and information with governments and relevant authorities in the recipient countries, multilateral international institutions such as the International Monetary Fund (IMF) and the World Bank, other regional development banks such as export credit agencies, and private financial institutions in developed countries. Using all these channels to exchange views and information, JBIC evaluates sovereign and country risks (risk in addition to corporate risk associated with the country in which the corporation is located) based on the broad range of information collected on the borrowing governments, the government agencies and the political and economic conditions in their countries.

The relevant finance departments and credit departments conduct proper credit risk management based on the credit risk rating system for segmented risk categories and the asset self-assessment system. In addition, an Integrated Risk Management Committee is held regularly to report the status of credit management to JBIC’s management. The credit management is also checked by an independent auditing department.

In addition, a claims protection mechanism exists based on an international framework unique to official creditors, that is not applied to private sector financial institutions, for public claims on foreign governments. This mechanism consists of international financial assistance upon international approval by the Paris Club, an international group focusing on debt, to allow the debtor country to continue debt repayment when the debtor country becomes temporarily unable to service its debt due to economic conditions. As part of this international financial assistance, the debtor country conducts an economic reform program agreed by the IMF in order to secure the ability to sustainably service its debt. In view of JBIC’s position as a public financial institution, it will use the framework of the Paris Club to preserve its public claims on foreign governments.

In addition to the above credit risk management related to individual borrowers, JBIC quantifies credit risk with a view to evaluating the risk of the overall loan portfolio. To quantify credit risks, it is important to take into account the characteristics of JBIC’s loan portfolio, which are not typically seen in other private financial institutions, namely that JBIC holds a significant proportion of long-term loans that entail sovereign and country risks. Also to be taken into account are mechanisms for securing assets under an international supporting framework, such as the Paris Club, which is unique to official creditors. JBIC uses a unique model to quantify the credit risk taking account of the above factors and measures the amount of credit risk, which are utilized for credit risk management.

②	Market risk management

JBIC manages foreign exchange risk and interest rate risk through its ALM. Market risk management protocols contain detailed stipulations in respect of risk management methods and procedures, and JBIC has established the ALM Committee to assess and confirm the execution of ALM, and to discuss future responses to market risk. In addition, JBIC assesses and monitors the interest rate and terms of financial assets and liabilities in detail through a gap analysis and an interest rate sensitivity analysis as well as market risk measurement using Value at Risk (“VaR”). The results are reported to the ALM Committee on a regular basis.

The basic policy for managing foreign exchange risk and interest rate risk at JBIC is described below.

1)	Foreign exchange risk

Foreign currency-denominated loans conducted in JBIC involve risks related to exchange rate fluctuations. JBIC has a consistent policy of managing this risk by fully hedging this risk exposure through the use of currency swaps and forward foreign exchange contracts. Furthermore, some of the foreign exchange risk arising from investments in affiliates denominated in foreign currencies is individually hedged using forward foreign exchange contracts as hedging instruments.

2)	Interest rate risk

Interest rate risk arises from exposure to market interest rate fluctuations for yen-denominated loan and foreign currency-denominated loan operations and the policy for managing interest rate risk is described below.

a. Yen-denominated loan operations

Yen-denominated loan operations are mainly managed by using fixed-rate loans. However, swaps are used to hedge interest rate risk for the portion of loans that are deemed to have high exposures to interest rate fluctuations and therefore interest rate risk is limited.

b. Foreign currency-denominated loan operations

For foreign currency-denominated loan operations, interest rate risk is hedged through the application of a consistent policy of using interest rate swaps and managing the funds with floating interest rates for both loans and related funding arrangements.

3)	Status of market risk

JBIC only maintains a banking book and does not have financial instruments in a trading book. While, in principle, JBIC holds derivatives only for hedging purposes, as stated previously, market risk (VaR) that takes into account the correlation between interest rate risk and foreign exchange risk is measured in order to assess potential risk exposures. The following represents the market risk (VaR) exposure in the current fiscal year.

a. Market risk (VaR)

As of March 31, 2021	As of March 31, 2021
(In billions of yen)	(In billions of U.S. dollars)
¥167.6	$1.5

b. Market risk (VaR) measurement model

Historical model (Confidence interval: 99%, Holding period: 1 year, Observation period: 5 years)

c. Risk management using VaR

VaR is a market risk measure that assesses the maximum possible fluctuation of gains or losses in fair values that could be incurred after a certain period of time (“Holding period”) based on historical market movements of interest rates or exchange rates and other market indices over a specific period in the past (“Observation period”) within a given probability (“Confidence interval”), that is derived statistically by employing the theory of probability distribution.

The measurement assumes historical market trends and the theory of probability distribution. Based on the possibility that future market trends could deviate from these assumptions, a back-test is performed to cross-check the model-measured VaR with actual profits or losses, in order to confirm the effectiveness of market risk measurements using VaR. In addition, a stress test, which goes beyond historical market movements, is carried out in order to capture risks from various perspectives.

The following points should generally be noted in measuring VaR:

•	VaR will differ depending on the choice of confidence interval, holding period or observation period;

•

VaR indicates the maximum fluctuation of gains or losses in fair values at the time of measurement. In practice, the actual results at a point in the future may differ from the VaR calculation due to changes in the assumptions caused by market movements during the holding period; and

•

VaR indicates the maximum value based on specific assumption. As such, when utilizing VaR as a risk management measure, it is imperative to keep in mind that VaR may underestimate the potential losses.

③	Liquidity risk management related to funding

Long-term and stable funds, such as fiscal loan funds, government-guaranteed bonds and FILP agency bonds, are used to finance the operations and deposits are not accepted.

Cash flows are assessed and proper measures, including establishing overdraft facility accounts with multiple private sector financial institutions, are taken to maintain daily cash flows for proper risk management.

④	Derivative transactions

For derivative transactions, the internal checks and balances are established by assigning the execution of transactions, the assessment of hedge effectiveness and the management of administrative work to separate divisions. In addition, derivative transactions are carried out in accordance with the derivatives related protocol.

(iv)	Supplementary explanation concerning fair value of financial instruments

Fair values of financial instruments are based on their market prices or, in cases where market prices are not available, on reasonably calculated prices. These prices have been calculated using certain assumptions, and may differ depending on the assumptions.

(b)	Fair value of financial instruments

The carrying amount on the consolidated balance sheets as of March 31, 2020 and 2021 and the related fair value, and difference are as follows. Note that unlisted securities whose fair value is extremely difficult to be determined are not included in the following tables (refer to Note 2).

As of March 31, 2020

	(In millions of yen)
	Amount on consolidated balance sheet	Fair value	Difference
(1) Cash and due from banks	¥1,544,838	¥1,544,838	¥—
(2) Securities
Trading securities	16,284	16,284	—
Available-for-sale securities	60,603	60,603	—
(3) Loans and bills discounted	13,133,980
Allowance for loan losses (*1)	(272,373)
	12,861,606	12,986,412	124,805
(4) Other assets (*2)	56,950	56,950	—

Total assets	¥14,540,283	¥14,665,088	¥124,805

(1) Borrowed money	6,786,499	6,831,157	44,658
(2) Bonds payable	4,886,646	5,162,845	276,198
(3) Other liabilities (*2)	268,460	268,460	—

Total liabilities	¥11,941,606	¥12,262,463	¥320,857

Derivative transactions (*3)
Derivative transactions not qualifying for hedge accounting	(20)	(20)	—
Derivative transactions qualifying for hedge accounting	243,795	243,795	—

Total derivative transactions	¥243,775	¥243,775	¥—

(*1)	General allowance for loan losses and specific allowance for loan losses, and the allowance for possible loan losses on specific overseas loans have been deducted from Loans and bills discounted.
(*2)	This does not include derivative transactions, but includes Other assets and Other liabilities that are financial instruments subject to fair value disclosure.
(*3)

Derivatives recorded in Other assets and Other liabilities are collectively presented. Assets and liabilities arising from derivative transactions are presented on a net basis. The figures in parenthesis indicate net liabilities.

As of March 31, 2021

	(In millions of yen)
	Amount on consolidated balance sheet	Fair value	Difference
(1) Cash and due from banks	¥1,233,919	¥1,233,919	¥—
(2) Securities
Trading securities	13,333	13,333	—
Available-for-sale securities	30,860	30,860	—
(3) Loans and bills discounted	13,556,815
Allowance for loan losses (*1)	(324,534)
	13,232,280	13,250,316	18,036
(4) Other assets (*2)	106,650	106,650	—

Total assets	¥14,617,044	¥14,635,080	¥18,036

(1) Borrowed money	6,651,321	6,682,059	30,738
(2) Bonds payable	4,964,965	5,166,195	201,229
(3) Other liabilities (*2)	127,610	127,610	—

Total liabilities	¥11,743,897	¥11,975,864	¥231,967

Derivative transactions (*3)
Derivative transactions not qualifying for hedge accounting	0	0	—
Derivative transactions qualifying for hedge accounting	(26,251)	(26,251)	—

Total derivative transactions	¥(26,250)	¥(26,250)	¥—

As of March 31, 2021

	(In millions of U.S. dollars)
	Amount on consolidated balance sheet	Fair value	Difference
(1) Cash and due from banks	$11,146	$11,146	$—
(2) Securities
Trading securities	120	120	—
Available-for-sale securities	279	279	—
(3) Loans and bills discounted	122,453
Allowance for loan losses (*1)	(2,931)
	119,522	119,685	163
(4) Other assets (*2)	963	963	—

Total assets	$132,030	$132,193	$163

(1) Borrowed money	60,079	60,356	277
(2) Bonds payable	44,847	46,665	1,818
(3) Other liabilities (*2)	1,152	1,152	—

Total liabilities	$106,078	$108,173	$2,095

Derivative transactions (*3)
Derivative transactions not qualifying for hedge accounting	0	0	—
Derivative transactions qualifying for hedge accounting	(237)	(237)	—

Total derivative transactions	$(237)	$(237)	$—

(*1)	General allowance for loan losses and specific allowance for loan losses, and the allowance for possible loan losses on specific overseas loans have been deducted from Loans and bills discounted.
(*2)	This does not include derivative transactions, but includes Other assets and Other liabilities that are financial instruments subject to fair value disclosure.
(*3)

Derivatives recorded in Other assets and Other liabilities are collectively presented. Assets and liabilities arising from derivative transactions are presented on a net basis. The figures in parenthesis indicate net liabilities.

(Note	1) Valuation methodologies used for estimating fair values for financial instruments

Assets

(1) Cash and due from banks

For Due from banks that have no specific maturity or have a maturity under three months, the carrying amounts are used as fair value because the carrying amount approximates the fair value.

(2) Securities

Trading securities (including investments in affiliates) are held by the consolidated foreign subsidiary and are measured at fair value through profit or loss based on IFRS.

The fair value of available-for-sale securities is based upon the prices that are indicated from the financial institutions that JBIC transacts with.

(3) Loans and bills discounted

For loans with variable interest rates, since such loans reflect market interest rates over the short term, an amount calculated by the floating rate note (FRN) method is used for fair value.

For loans with fixed interest, the total principal and interest is discounted by a risk free rate that incorporates the default ratio and coverage ratio to calculate fair value.

However, for claims on Bankrupt borrowers, Substantially bankrupt borrowers, and Potentially bankrupt borrowers, expected credit losses on such claims are calculated based on the expected collectible amount from the collateral or guarantee. Since fair value approximates the amount on the consolidated balance sheets at the fiscal year end after deducting the allowance for loan losses, this amount is used for fair value.

(4) Other assets

Of Other assets, for cash collateral paid for financial instruments, the carrying amount is used as fair value because the carrying amount approximates the fair value.

Liabilities

(1) Borrowed money

Borrowed money with variable interest rates reflect short-term market interest rates and the credit conditions of JBIC and its consolidated subsidiaries have not changed significantly since the execution of borrowings. Therefore, the carrying amount is used as fair value because it is considered that the carrying amount approximates the fair value. For borrowed money with a fixed interest rate, in principle, fair value is calculated by discounting the principal and interest of the borrowings by the risk free rate (the standard Japanese government bond rate).

(2) Bonds payable

Market value is used as fair value of bonds.

(3) Other liabilities

Of Other liabilities, for cash collateral received for financial instruments, the carrying amount is used as fair value because the carrying amount approximates the fair value.

Derivative transactions

Derivative transactions are disclosed in “19. Derivative transactions.”

(Note 2)	Financial instruments whose fair values are considered to be extremely difficult to determine are as follows. They are not included in “Assets, (2) Securities.”

Classification	As of March 31, 2020	As of March 31, 2021	As of March 31, 2021
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
1) Unlisted stocks (unconsolidated subsidiaries and affiliates) (*1)	¥19,960	¥21,632	$195
2) Unlisted stocks (other than unconsolidated subsidiaries and affiliates) (*1) (*2)	77,311	53,843	487
3) Partnership investments (unconsolidated subsidiaries and affiliates) (*3)	107,469	80,187	724
4) Partnership investments (other than unconsolidated subsidiaries and affiliates) (*3)	77,119	72,502	655

Total	¥281,861	¥228,166	$2,061

(*1)	Since unlisted stocks do not have quoted market prices available and their fair values are extremely difficult to determine, fair values are not stated.

(*2)	No impairment loss is recognized for unlisted stocks (other than unconsolidated subsidiaries and affiliates) for the fiscal year ended March 31, 2020.

Impairment loss of ¥6,945 million ($62 million) is recognized for unlisted stocks (other than unconsolidated subsidiaries and affiliates) for the fiscal year ended March 31, 2021.

(*3)

For Partnership investments comprised of unlisted stocks that do not have quoted market prices available and for which fair value is extremely difficult to be determined, fair values are not presented.

(Note 3)	Redemption schedule for receivables and redeemable securities with future redemption dates

As of March 31, 2020

	(In millions of yen)
	Due within one year	Due after one year but within three years	Due after three years but within five years	Due after five years but within seven years	Due after seven years but within ten years	Due after ten years
Due from banks (*1)	¥1,544,838	¥—	¥—	¥—	¥—	¥—
Securities
Available-for-sale securities	30,000	2	—	—	30,600	—
Loans and bills discounted (*2)	1,604,627	2,770,810	2,461,688	2,385,042	2,177,642	1,548,859

Total	¥3,179,466	¥2,770,812	¥2,461,688	¥2,385,042	¥2,208,242	¥1,548,859

(*1)	Demand deposits in Due from banks are included in “Due within one year.”

(*2)

Loans and bills discounted of ¥185,309 million whose redemption is not estimable, such as claims against Bankrupt borrowers, Substantially bankrupt borrowers, and Potentially bankrupt borrowers, are not included in the table above.

(*3)	Of Other assets, the information about cash collateral paid for financial instruments is not presented since there is no fixed maturity date for repayments.

As of March 31, 2021

	(In millions of yen)
	Due within one year	Due after one year but within three years	Due after three years but within five years	Due after five years but within seven years	Due after seven years but within ten years	Due after ten years
Due from banks (*1)	¥1,233,919	¥—	¥—	¥—	¥—	¥—
Securities
Available-for-sale securities	—	—	—	—	30,600	—
Loans and bills discounted (*2)	1,310,149	2,878,267	3,390,199	2,173,999	2,168,294	1,420,487

Total	¥2,544,069	¥2,878,267	¥3,390,199	¥2,173,999	¥2,198,894	¥1,420,487

As of March 31, 2021

	(In millions of U.S. dollars)
	Due within one year	Due after one year but within three years	Due after three years but within five years	Due after five years but within seven years	Due after seven years but within ten years	Due after ten years
Due from banks (*1)	$11,146	$—	$—	$—	$—	$—
Securities
Available-for-sale securities	—	—	—	—	277	—
Loans and bills discounted (*2)	11,834	25,998	30,622	19,637	19,585	12,831

Total	$22,980	$25,998	$30,622	$19,637	$19,862	$12,831

(*1)	Demand deposits in Due from banks are included in “Due within one year.”

(*2)

Loans and bills discounted of ¥215,417 million ($1,946 million) whose redemption is not estimable, such as claims against Bankrupt borrowers, Substantially bankrupt borrowers, and Potentially bankrupt borrowers, are not included in the table above.

(*3)	Of Other assets, the information about cash collateral paid for financial instruments is not presented since there is no fixed maturity date for repayments.

(Note 4)	Redemption schedule for Borrowed money and Bonds payable with future redemption dates

As of March 31, 2020

	(In millions of yen)
	Due within one year	Due after one year but within three years	Due after three years but within five years	Due after five years but within seven years	Due after seven years but within ten years	Due after ten years
Borrowed money	¥1,485,135	¥3,198,620	¥1,149,343	¥510,100	¥230,600	¥212,700
Bonds payable	858,471	1,345,960	1,088,300	814,459	789,017	—

Total	¥2,343,606	¥4,544,580	¥2,237,643	¥1,324,559	¥1,019,617	¥212,700

(*1)	Of Other liabilities, the information about cash collateral received for financial instruments is not presented since there is no fixed maturity date for repayments.

As of March 31, 2021

	(In millions of yen)
	Due within one year	Due after one year but within three years	Due after three years but within five years	Due after five years but within seven years	Due after seven years but within ten years	Due after ten years
Borrowed money	¥191,800	¥3,305,964	¥2,312,457	¥508,100	¥120,300	¥212,700
Bonds payable	498,195	1,756,005	1,182,455	1,039,983	498,195	—

Total	¥689,995	¥5,061,969	¥3,494,912	¥1,548,083	¥618,495	¥212,700

As of March 31, 2021

	(In millions of U.S. dollars)
	Due within one year	Due after one year but within three years	Due after three years but within five years	Due after five years but within seven years	Due after seven years but within ten years	Due after ten years
Borrowed money	$1,732	$29,862	$20,888	$4,589	$1,087	$1,921
Bonds payable	4,500	15,861	10,680	9,394	4,500	—

Total	$6,232	$45,723	$31,568	$13,983	$5,587	$1,921

(*1)	Of Other liabilities, the information about cash collateral received for financial instruments is not presented since there is no fixed maturity date for repayments.

18. Market value of securities

Information relating to “Equity securities of and other investments in subsidiaries and affiliates” is presented in the notes to the consolidated financial statements.

(a)	Trading securities

	As of March 31, 2020	As of March 31, 2021	As of March 31, 2021
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Unrealized gains (losses) included in profit or loss for the fiscal year	¥1,228	¥674	$6

(b)	Held-to-maturity debt securities

Fiscal year ended March 31, 2020

Not applicable.

Fiscal year ended March 31, 2021

Not applicable.

(c)	Available-for-sale securities

As of March 31, 2020

	(In millions of yen)
	Type	Carrying amount	Acquisition cost	Difference
Securities whose carrying amount exceeds their acquisition cost	Stocks	¥—	¥—	¥—
	Debt securities	—	—	—
	Japanese government bonds	—	—	—
	Corporate bonds	—	—	—
	Other	30,648	30,600	48

Subtotal		30,648	30,600	48

Securities whose carrying amount does not exceed their acquisition cost	Stocks	—	—	—
	Debt securities	—	—	—
	Japanese government bonds	—	—	—
	Corporate bonds	—	—	—
	Other	29,955	30,000	(45)

Subtotal		29,955	30,000	(45)

Total		¥60,603	¥60,600	¥3

As of March 31, 2021
	(In millions of yen)
	Type	Carrying amount	Acquisition cost	Difference
Securities whose carrying amount exceeds their acquisition cost	Stocks	¥—	¥—	¥—
	Debt securities	—	—	—
	Japanese government bonds	—	—	—
	Corporate bonds	—	—	—
	Other	30,860	30,600	260

Subtotal		30,860	30,600	260

Securities whose carrying amount does not exceed their acquisition cost	Stocks	—	—	—
	Debt securities	—	—	—
	Japanese government bonds	—	—	—
	Corporate bonds	—	—	—
	Other	0	0	—

Subtotal		0	0	—

Total		¥30,860	¥30,600	¥260

As of March 31, 2021

	(In millions of U.S. dollars)
	Type	Carrying amount	Acquisition cost	Difference
Securities whose carrying amount exceeds their acquisition cost	Stocks	$—	$—	$—
	Debt securities	—	—	—
	Japanese government bonds	—	—	—
	Corporate bonds	—	—	—
	Other	279	276	3

Subtotal		279	276	3

Securities whose carrying amount does not exceed their acquisition cost	Stocks	—	—	—
	Debt securities	—	—	—
	Japanese government bonds	—	—	—
	Corporate bonds	—	—	—
	Other	0	0	—

Subtotal		0	0	—

Total		$279	$276	$3

(d)	Held-to-maturity debt securities sold

Fiscal year ended March 31, 2020 (From April 1, 2019 to March 31, 2020)

Not applicable.

Fiscal year ended March 31, 2021 (From April 1, 2020 to March 31, 2021)

Not applicable.

(e)	Available-for-sale securities sold

Fiscal year ended March 31, 2020

Not applicable.

Fiscal year ended March 31, 2021

(In millions of yen)
	Amount of sales	Total gain on sales	Total loss on sales
Stocks	¥—	¥—	¥—
Debt securities	—	—	—
Japanese government bonds	—	—	—
Corporate bonds	—	—	—
Other	42,524	4,176	0

Total	¥42,524	¥4,176	¥0

Fiscal year ended March 31, 2021
(In millions of U.S. dollars)
	Amount of sales	Total gain on sales	Total loss on sales
Stocks	$—	$—	$—
Debt securities	—	—	—
Japanese government bonds	—	—	—
Corporate bonds	—	—	—
Other	384	38	0

Total	$384	$38	$0

(f)	Change in classification of securities

Fiscal year ended March 31, 2020 (From April 1, 2019 to March 31, 2020)

Not applicable.

Fiscal year ended March 31, 2021 (From April 1, 2020 to March 31, 2021)

Not applicable.

(g)	Impairment of securities

Fiscal year ended March 31, 2020 (From April 1, 2019 to March 31, 2020)

Not applicable.

Fiscal year ended March 31, 2021 (From April 1, 2020 to March 31, 2021)

Not applicable.

(h)	Money held in trust

(i)	Money held in trust for trading purposes

Fiscal year ended March 31, 2020

Not applicable.

Fiscal year ended March 31, 2021

Not applicable.

(ii)	Money held in trust for holding-to-maturity purposes

Fiscal year ended March 31, 2020

Not applicable.

Fiscal year ended March 31, 2021

Not applicable.

(iii)	Other money held in trust (other than trading and holding-to-maturity purposes)

Fiscal year ended March 31, 2020

Not applicable.

Fiscal year ended March 31, 2021

Not applicable.

(i)	Net unrealized gains (losses) on available-for-sale securities are as follows:

Fiscal year ended March 31, 2020

(In millions of yen)
Valuation difference	¥(3,486)
Available-for-sale securities (*)	(3,486)
Other money held in trust	—
(+) Deferred tax assets (or (-) Deferred tax liabilities)	—
Valuation difference on available-for-sale securities (before following adjustments)	¥(3,486)
(-) Non-controlling interests	—
(+) JBIC’s interest in valuation difference on available-for-sale securities held by affiliates accounted for using the equity method	—
Valuation difference on available-for-sale securities	¥(3,486)

(*)	Available-for-sale securities includes foreign exchange translation differences in respect of available-for-sale securities whose fair value cannot be readily determined.

Fiscal year ended March 31, 2021

(In millions of yen)
Valuation difference	¥2,088
Available-for-sale securities (*)	2,088
Other money held in trust	—
(+) Deferred tax assets (or (-) Deferred tax liabilities)	—
Valuation difference on available-for-sale securities (before following adjustments)	¥2,088
(-) Non-controlling interests	—
(+) JBIC’s interest in valuation difference on available-for-sale securities held by affiliates accounted for using the equity method	—
Valuation difference on available-for-sale securities	¥2,088

Fiscal year ended March 31, 2021

(In millions of U.S. dollars)
Valuation difference	$19
Available-for-sale securities (*)	19
Other money held in trust	—
(+) Deferred tax assets (or (-) Deferred tax liabilities)	—
Valuation difference on available-for-sale securities (before following adjustments)	$19
(-) Non-controlling interests	—
(+) JBIC’s interest in valuation difference on available-for-sale securities held by affiliates accounted for using the equity method	—
Valuation difference on available-for-sale securities	$19

(*)	Available-for-sale securities includes foreign exchange translation differences in respect of available-for-sale securities whose fair value cannot be readily determined.

19. Derivative transactions

Notes to derivative transactions for the fiscal years ended March 31, 2020 and March 31, 2021 are as follows:

(a)	Derivative transactions not qualifying for hedge accounting

For derivative transactions not qualifying for hedge accounting, the contract value at the fiscal year end or notional amount defined in agreements, and fair value and valuation gain (loss) and the fair value calculation method are as follows. The contract value does not indicate the market risk of the derivative transactions.

(i)	Interest rate-related transactions

Fiscal year ended March 31, 2020

Not applicable.

Fiscal year ended March 31, 2021

Not applicable.

(ii)	Currency-related transactions

Fiscal year ended March 31, 2020

	(In millions of yen)
Category	Type	Contract value	Contract value (Maturing after one year)	Fair value	Valuation gain (loss)
Over-the-counter	Forward foreign exchange contracts
	Sell	¥—	¥—	¥—	¥—
	Buy	5,321	—	(20)	(20)

	Total	¥—	¥—	¥(20)	¥(20)

(Notes)	1. Transactions above are measured at fair value and valuation gain (loss) is recognized in the consolidated statements of operations.

2. Calculation of fair value is based on the discounted cash flows.

Fiscal year ended March 31, 2021

	(In millions of yen)
Category	Type	Contract value	Contract value (Maturing after one year)	Fair value	Valuation gain (loss)
Over-the-counter	Forward foreign exchange contracts
	Sell	¥—	¥—	¥—	¥—
	Buy	12,432	—	0	0

	Total	¥—	¥—	¥0	¥0

Fiscal year ended March 31, 2021

	(In millions of U.S. dollars)
Category	Type	Contract value	Contract value (Maturing after one year)	Fair value	Valuation gain (loss)
Over-the-counter	Forward foreign exchange contracts
	Sell	$—	$—	$—	$—
	Buy	112	—	0	0

	Total	$—	$—	$0	$0

(Notes)	1. Transactions above are measured at fair value and valuation gain (loss) is recognized in the consolidated statements of operations.

2. Calculation of fair value is based on the discounted cash flows.

(iii)	Equity-related transactions

Fiscal year ended March 31, 2020

Not applicable.

Fiscal year ended March 31, 2021

Not applicable.

(iv)	Bond-related transactions

Fiscal year ended March 31, 2020

Not applicable.

Fiscal year ended March 31, 2021

Not applicable.

(v)	Commodity-related transactions

Fiscal year ended March 31, 2020

Not applicable.

Fiscal year ended March 31, 2021

Not applicable.

(vi)	Credit derivative transactions

Fiscal year ended March 31, 2020

Not applicable.

Fiscal year ended March 31, 2021

Not applicable.

(b)	Derivative transactions qualifying for hedge accounting

For derivative transactions qualifying for hedge accounting, the contract value at the fiscal year end or notional amount defined in agreements, and fair value and its calculation method, by hedged item and by hedge accounting method, are as follows. The contract value does not indicate the market risk of the derivative transactions.

(i)	Interest rate-related transactions

Fiscal year ended March 31, 2020

	(In millions of yen)
Hedge accounting	Type	Major hedged items	Contract value	Contract value (Maturing after one year)	Fair value
Basic accounting method	Interest rate swap	Loans and bills discounted Borrowed money Bonds payable
	Receive/fixed and pay/floating		¥4,631,196	¥3,975,970	¥270,617
	Receive/floating and pay/fixed		662,747	647,837	(60,215)
	Receive/floating and pay/floating		163,245	—	(449)

	Total		¥—	¥—	¥209,952

(Note)	Calculation of fair value is based on the discounted cash flows.

Fiscal year ended March 31, 2021

	(In millions of yen)
Hedge accounting	Type	Major hedged items	Contract value	Contract value (Maturing after one year)	Fair value
Basic accounting method	Interest rate swap	Loans and bills discounted Bonds payable
	Receive/fixed and pay/floating		¥4,912,691	¥4,414,496	¥171,507
	Receive/floating and pay/fixed		575,659	571,564	(38,017)
	Receive/floating and pay/floating		—	—	—

	Total		¥—	¥—	¥133,489

Fiscal year ended March 31, 2021

	(In millions of U.S. dollars)
Hedge accounting	Type	Major hedged items	Contract value	Contract value (Maturing after one year)	Fair value
Basic accounting method	Interest rate swap	Loans and bills discounted Bonds payable
	Receive/fixed and pay/floating		$44,374	$39,874	$1,549
	Receive/floating and pay/fixed		5,200	5,163	(343)
	Receive/floating and pay/floating		—	—	—

	Total		$—	$—	$1,206

(Note)	Calculation of fair value is based on the discounted cash flows.

(ii)	Currency-related transactions

Fiscal year ended March 31, 2020

	(In millions of yen)
Hedge accounting	Type	Major hedged items	Contract value	Contract value (Maturing after one year)	Fair value
Basic accounting method	Currency swap	Loans and bills discounted Bonds payable	¥3,913,914	¥3,168,743	¥33,753
	Forward foreign exchange contracts	Loans and bills discounted
	Sell	Investments in capital and other items	58,035	—	90
	Buy		2	—	(0)

	Total		¥—	¥—	¥33,843

Note 1.	These are mainly accounted for using the deferral method of hedge accounting under “Accounting and Auditing Treatment Relating to Adoption of Accounting Standard for Foreign Currency Transactions for Banks” (JICPA Industry Audit Committee Report No. 25 of July 29, 2002).
Note 2.	Calculation of fair value is based on the discounted cash flows.

Fiscal year ended March 31, 2021

	(In millions of yen)
Hedge accounting	Type	Major hedged items	Contract value	Contract value (Maturing after one year)	Fair value
Basic accounting method	Currency swap	Loans and bills discounted	¥4,499,143	¥3,410,142	¥(159,382)
	Forward foreign exchange contracts	Investments in capital and other items
	Sell		36,499	—	(359)
	Buy		4	—	0

	Total		¥—	¥—	¥(159,741)

Fiscal year ended March 31, 2021
	(In millions of U.S. dollars)
Hedge accounting	Type	Major hedged items	Contract value	Contract value (Maturing after one year)	Fair value
Basic accounting method	Currency swap	Loans and bills discounted	$40,639	$30,802	$(1,440)
	Forward foreign exchange contracts	Investments in capital and other items
	Sell		330	—	(3)
	Buy		0	—	0

	Total		$—	$—	$(1,443)

Note 1.	These are mainly accounted for using the deferral method of hedge accounting under “Accounting and Auditing Treatment Relating to Adoption of Accounting Standard for Foreign Currency Transactions for Banks” (JICPA Industry Audit Committee Report No. 25 of October 8, 2020).

Note 2.	Calculation of fair value is based on the discounted cash flows.

(iii)	Equity-related transactions

Fiscal year ended March 31, 2020

Not applicable.

Fiscal year ended March 31, 2021

Not applicable.

(iv)	Bond-related transactions

Fiscal year ended March 31, 2020

Not applicable.

Fiscal year ended March 31, 2021

Not applicable.

20. Retirement benefits

(a)	Overview of retirement benefit plans

JBIC abolished the welfare pension fund plan effective October 1, 2014 and has established a defined benefit corporate pension plan and a defined contribution pension plan.

JBIC has a defined benefit pension plan comprised of a corporate pension plan (transferred from a welfare pension fund plan effective October 1, 2014) and a lump-sum severance indemnity plan. Although JBIC’s corporate pension plan is a multi-employer plan, the amount of the pension assets corresponding to its own contribution can be reasonably calculated based on the ratio of the projected benefit obligations, and therefore notes are included in the following notes related to the defined pension plan.

Under the corporate pension plan (funded type), pension or lump-sum payments are provided based on salary and service period. Under the lump-sum severance indemnity plan (unfunded type), lump-sum payments are provided as retirement benefits based on salary and service period. In addition, JBIC has established a defined contribution-type retirement benefit plan effective October 1, 2014.

(b)	Defined benefit pension plan

(i)	Changes in the projected benefit obligation

Category	For the year ended March 31, 2020	For the year ended March 31, 2021	For the year ended March 31, 2021
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Projected benefit obligation at the beginning of the fiscal year	¥11,472	¥11,098	$100
Service cost	472	460	4
Interest cost	11	27	1
Actuarial losses	177	355	3
Retirement benefit paid	(837)	(772)	(7)
Prior service costs	(197)	—	—

Projected benefit obligation at the end of the fiscal year	¥11,098	¥11,168	$101

(ii) Changes in the plan assets
Category	For the year ended March 31, 2020	For the year ended March 31, 2021	For the year ended March 31, 2021
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Pension assets at the beginning of the fiscal year	¥4,483	¥4,382	$40
Expected return on plan assets	112	109	1
Actuarial gains (losses)	(106)	428	4
Contributions by the employer	129	130	1
Retirement benefit paid	(235)	(221)	(2)

Pension assets at the end of the fiscal year	¥4,382	¥4,830	$44

(iii) Reconciliation of the projected benefit obligation and plan assets and net defined benefit liability and net defined benefit asset in the consolidated balance sheets
Category	As of March 31, 2020	As of March 31, 2021	As of March 31, 2021
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Funded projected benefit obligation	¥6,040	¥6,179	$56
Fair value of plan assets	(4,382)	(4,830)	(44)

	1,657	1,348	12
Unfunded projected benefit obligation	5,057	4,989	45

Net amount of assets and liabilities in the consolidated balance sheets	¥6,715	¥6,338	$57

Defined benefit liability	6,715	6,338	57

Defined benefit asset	—	—	—

Net amount of assets and liabilities in the consolidated balance sheets	¥6,715	¥6,338	$57

(iv) Components of retirement benefit expense
Category	For the year ended March 31, 2020	For the year ended March 31, 2021	For the year ended March 31, 2021
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Service cost	¥472	¥460	$4
Interest cost	11	27	1
Expected return on plan assets	(112)	(109)	(1)
Realized actuarial loss	284	(73)	(1)
Prior service costs	(197)	—	—

Retirement benefit expense	¥458	¥305	$3

(v)	Plan assets

①	Major components of plan assets

Percentages of components to the total are as follows:

Category	As of March 31, 2020	As of March 31, 2021
Debt securities	64%	65%
Stocks	22%	23%
General accounts of life insurance companies	13%	11%
Cash and due from banks	0%	0%
Other	1%	1%

Total	100%	100%

②	Method of determining the long-term expected rate of return on plan assets

The long-term expected rate of return on plan assets is determined based on the current and projected pension asset allocations as well as on the current and future rates of return expected from various assets that are components of plan assets.

(vi)	Principal assumptions used

Principal assumptions used in actuarial calculations

Category	For the year ended March 31, 2020	For the year ended March 31, 2021
Discount rate	0.25%	0.28%
Expected rate of return on plan assets	2.50%	2.50%
Expected rate of salary increase	4.33%	4.31%

(c)	Defined contribution plan

Fiscal year ended March 31, 2020

The amount of contribution required to be made to the defined contribution plan was ¥27 million.

Fiscal year ended March 31, 2021

The amount of contribution required to be made to the defined contribution plan was ¥27 million ($0 million).

21. Deferred tax accounting

(a)	Breakdown of deferred tax assets and deferred tax liabilities

	As of March 31, 2020	As of March 31, 2021	As of March 31, 2021
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Deferred tax assets
Leasehold deposits (Asset retirement obligations)	¥1	¥2	$0
Other	7	2	0

Sub total	8	4	0
Valuation allowance	(1)	(2)	(0)

Total deferred tax assets	¥7	¥2	$0

Deferred tax assets are included in, and presented as, Other assets in the consolidated balance sheets. Income taxes—deferred is included in, and presented as “Income taxes—current” in the consolidated statements of operations.

(i)	Change in presentation

Leasehold deposits (Asset retirement obligations) included in “Other” of deferred tax assets in the previous fiscal year are separately presented from the current fiscal year as the materiality of the amount has increased relative to the total amount of deferred tax assets. To reflect this change in presentation, the amounts reported in the note for the previous fiscal year were reclassified.

As a result, of ¥8 million ($0 million) of “Other” presented under “Deferred tax assets” in the previous fiscal year, ¥1 million ($0 million) was reclassified to “Leasehold deposits (Asset retirement obligations)” and ¥7 million ($0 million) in “Other.”

(b)	Breakdown of major items resulting in a significant difference between the effective statutory tax rate and the rate of income tax and other taxes after applying deferred tax accounting

This information is not presented since JBIC is a nontaxable entity defined in the Article 2, Item 5 of the Corporation Tax Act (Act No. 34 of 1965) and therefore there is no significant difference between the effective statutory tax rate and the rate of income tax and other taxes after applying deferred tax accounting.

22. Segment information

(a)	Segment summary

The JBIC Group’s operating segments are those for which discrete financial information is available, and whose operating results are regularly reviewed by JBIC’s management.

The JBIC Group is a policy-based financial institution wholly owned by the Japanese government, which has the purpose of contributing to the sound development of Japan and the international economy and society, while supplementing the financial transactions implemented by private-sector financial institutions by performing financial operations from four viewpoints: i.e., “promotion of the overseas development and securement of resources which are important for Japan”; “maintenance and improvement of the international competitiveness of Japanese industries”; “promotion of the overseas business having the purpose of preserving the global environment, such as preventing global warming”; and “prevention of disruptions to international financial order or implementation of appropriate measures with respect to damages caused by such disruption.” To achieve these purposes, for business operations defined under the Act on Japan Bank for International Cooperation and other acts, JBIC has two reporting segments: “Ordinary Operations” account and “Special Operations” account. Accounting operations are separately carried out for respective accounts.

The “Ordinary Operations” account covers the businesses which are not included in the “Special Operations” account of the JBIC Group. The Ordinary Operations account also includes the investment business of the consolidated subsidiaries.

The “Special Operations” account includes the businesses that offer financing services such as lending to overseas infrastructure business projects that has risks but generate a sufficient level of expected return.

(b)	Method of calculating ordinary income, profit or loss, assets, liabilities and other items by reportable segment

Accounting treatments applied to business segments reported are the same as those disclosed in “Notes to Consolidated Financial Statements.” The amount of profit (or loss) of reportable segments is based on Net income attributable to owner of parent.

(c)	Information about the amount of ordinary income, profit or loss, assets, liabilities and other items by reportable segment

Fiscal year ended March 31, 2020

	(In millions of yen)
	Ordinary Operations	Special Operations	Sub-total for reportable segments	Adjustments	Amount reported in the consolidated financial statements
Ordinary income
(1) Ordinary income from customers	¥485,529	¥579	¥486,109	¥(252)	¥485,856
(2) Intersegment ordinary income	37	—	37	(37)	—

Total	¥485,566	¥579	¥486,146	¥(289)	¥485,856

Segment profit (loss)	116,885	(145)	116,740	—	116,740
Segment assets	17,044,626	292,904	17,337,531	(21)	17,337,510
Segment liabilities	14,221,792	1,686	14,223,479	(21)	14,223,458
Other items
Depreciation and amortization	2,740	—	2,740	—	2,740
Interest income	417,255	577	417,832	—	417,832
Interest expense	329,654	145	329,800	—	329,800
Losses of equity method investments	2,828	—	2,828	—	2,828
Losses on written-off of loans	2,897	—	2,897	—	2,897
Extraordinary income	16	—	16	—	16
Gain on disposal of noncurrent assets	16	—	16	—	16
Extraordinary loss	0	—	0	—	0
Loss on disposal of noncurrent assets	0	—	0	—	0
Income tax expenses	25	—	25	—	25
Equity method investments	70,494	—	70,494	—	70,494
Increase in Property, plant and equipment and Intangible assets	1,428	—	1,428	—	1,428
Reversal of allowance for loan losses	7,467	—	7,467	(252)	7,215
Provision of allowance for loan losses	—	252	252	(252)	—

Notes	1.	Ordinary income is disclosed in place of sales for non-financial companies. Adjustments for the difference represent adjustments related to the difference between ordinary income and Ordinary income disclosed in the consolidated statements of operations.
2.

Adjustments above are as described below.

 (1) Adjustments to ordinary income from customers, reversal of allowance for loan losses and provision of allowance for loan losses, which are ¥252 million respectively, represent reclassification of accounts.

 (2) Other adjustments represent elimination of intersegment transactions.

Fiscal year ended March 31, 2021

	(In millions of yen)
	Ordinary Operations	Special Operations	Sub-total for reportable segments	Adjustments	Amount reported in the consolidated financial statements
Ordinary income
(1) Ordinary income from customers	¥283,801	¥1,373	¥285,174	¥(431)	¥284,742
(2) Intersegment ordinary income	30	—	30	(30)	—

Total	¥283,831	¥1,373	¥285,204	¥(462)	¥284,742

Segment profit	43,802	487	44,290	—	44,290
Segment assets	16,564,590	308,754	16,873,345	(21)	16,873,323
Segment liabilities	13,825,797	6,650	13,832,448	(21)	13,832,426
Other items
Depreciation and amortization	2,107	—	2,107	—	2,107
Interest income	233,145	1,360	234,505	(431)	234,073
Interest expense	150,276	432	150,708	(431)	150,276
Profits of equity method investments	375	—	375	—	375
Losses on devaluation of equity and other securities	6,945	—	6,945	—	6,945
Extraordinary income	10	—	10	—	10
Gain on disposal of noncurrent assets	10	—	10	—	10
Income tax expenses	45	—	45	—	45
Equity method investments	39,847	—	39,847	—	39,847
Increase in Property, plant and equipment and Intangible assets	2,059	—	2,059	—	2,059
Provision of allowance for loan losses	53,900	86	53,986	—	53,986

Fiscal year ended March 31, 2021

	(In millions of U.S. dollars)
	Ordinary Operations	Special Operations	Sub-total for reportable segments	Adjustments	Amount reported in the consolidated financial statements
Ordinary income
(1) Ordinary income from customers	$2,564	$12	$2,576	$(4)	$2,572
(2) Intersegment ordinary income	0	—	0	(0)	—

Total	$2,564	$12	$2,576	$(4)	$2,572

Segment profit	396	4	400	—	400
Segment assets	149,621	2,789	152,410	(0)	152,410
Segment liabilities	124,883	60	124,943	(0)	124,943
Other items
Depreciation and amortization	19	—	19	—	19
Interest income	2,106	12	2,118	(4)	2,114
Interest expense	1,357	4	1,361	(4)	1,357
Profits of equity method investments	3	—	3	—	3
Losses on devaluation of equity and other securities	62	—	62	—	62
Extraordinary income	0	—	0	—	0
Gain on disposal of noncurrent assets	0	—	0	—	0
Income tax expenses	0	—	0	—	0
Equity method investments	360	—	360	—	360
Increase in Property, plant and equipment and Intangible assets	19	—	19	—	19
Provision of allowance for loan losses	487	1	488	—	488

Notes	1.	Ordinary income is disclosed in place of sales for non-financial companies. Adjustments for the difference represent adjustments related to the difference between ordinary income and Ordinary income disclosed in the consolidated statements of operations.
2.

Adjustments above are as described below.

 (1) Adjustments to ordinary income from customers, interest income and interest expense, which are ¥431 million ($4 million) respectively, represent reclassification of accounts.

 (2) Other adjustments represent elimination of intersegment transactions.

(d)	Related information

Fiscal year ended March 31, 2020 (From April 1, 2019 to March 31, 2020)

(i)	Information about services

The information about services is not presented since ordinary income from outside customers in relation to the loan, guarantee and equity participation operations is more than 90% of Ordinary income on the consolidated statements of operations.

(ii)	Information about geographical areas

①	Ordinary income:

(In millions of yen)
Japan	Asia/Oceania	Europe/Middle East /Africa	North America/ Latin America	Total
¥140,990	¥131,559	¥126,361	¥86,945	¥485,856

Notes	1.	Ordinary income is disclosed in place of sales for non-financial companies.

	2.	Ordinary income is disclosed based on the location of the customers and is classified by country or region.

②	Property, plant and equipment

The information about property, plant and equipment is not presented since more than 90% of Property, plant equipment on the consolidated balance sheets is located in Japan.

(iii)	Information about major customers

The information about major customers is not presented since there are no transactions with a certain customer which result in more than 10% of Ordinary income on the consolidated statements of operations.

Fiscal year ended March 31, 2021 (From April 1, 2020 to March 31, 2021)

(i)	Information about services

The information about services is not presented since ordinary income from outside customers in relation to the loan, guarantee and equity participation operations is more than 90% of Ordinary income on the consolidated statements of operations.

(ii)	Information about geographical areas

①	Ordinary income:

(In millions of yen)
Japan	Asia/Oceania	Europe/Middle East /Africa	North America/ Latin America	Total
¥51,157	¥97,875	¥91,173	¥44,535	¥284,742
(In millions of U.S. dollars)
Japan	Asia/Oceania	Europe/Middle East /Africa	North America/ Latin America	Total
$462	$884	$824	$402	$2,572

Notes	1.	Ordinary income is disclosed in place of sales for non-financial companies.

	2.	Ordinary income is disclosed based on the location of the customers and is classified by country or region.

②	Property, plant and equipment

The information about property, plant and equipment is not presented since more than 90% of Property, plant equipment on the consolidated balance sheets is located in Japan.

(iii)	Information about major customers

The information about major customers is not presented since there are no transactions with a certain customer which result in more than 10% of Ordinary income on the consolidated statements of operations.

(e)	Information about impairment losses of property, plant and equipment in reportable segments

Fiscal year ended March 31, 2020 (From April 1, 2019 to March 31, 2020)

Not applicable.

Fiscal year ended March 31, 2021 (From April 1, 2020 to March 31, 2021)

Not applicable.

(f)	Information about the amortization and balance of goodwill in reportable segments

Fiscal year ended March 31, 2020 (From April 1, 2019 to March 31, 2020)

Not applicable.

Fiscal year ended March 31, 2021 (From April 1, 2020 to March 31, 2021)

Not applicable.

(g)	Information about gains from the recognition of negative goodwill in reportable segments

Fiscal year ended March 31, 2020 (From April 1, 2019 to March 31, 2020)

Not applicable.

Fiscal year ended March 31, 2021 (From April 1, 2020 to March 31, 2021)

Not applicable.

23. Related-party information

1.	Related party transactions

(1)	Related party transactions with JBIC

(a)	Transactions with major shareholder

Fiscal year ended March 31, 2020 (From April 1, 2019 to March 31, 2020)

	(In millions of yen)
	Related party name	Location	Capital	Business	Ratio to total voting rights (%)	Relationship with related parties	Transactions	Amounts of transactions (Note 4)	Items	Balance as of March 31, 2020 (Note 4)
Principal shareholder	Ministry of Finance (Minister of Finance)	Chiyoda-ku, Tokyo	—	Administration for policy based financing	100 (Direct)	Receipt of funds	Capital subscription (Note 1)	¥98,500	—	¥—
							Receipt of funds (Note 2)	466,673	Borrowed money	6,786,499
							Repayment of borrowed money	1,147,530
							Payment of interest on borrowed money	126,812	Accrued expense	21,013
							Guarantee for corporate bonds (Note 3)	4,786,648	—	—

Notes	1.	Ministry of Finance subscribed new shares issued by JBIC through an allotment to the shareholder for ¥1 per share.

2.	Receipt of funds represents borrowings from the FILP special account and Foreign Exchange Funds Special Account (“FEFSA”). FILP interest rates are applied in accordance with the FILP agreement, while the interest rates under the respective agreements related to the FEFSA are applied to borrowings
		from foreign exchange funds.

	3.	No guarantee fee has been paid for the guarantee of bonds.

	4.	Figures in the table above do not include consumption taxes.

Fiscal year ended March 31, 2021 (From April 1, 2020 to March 31, 2021)

	(In millions of yen)
	Related party name	Location	Capital	Business	Ratio to total voting rights (%)	Relationship with related parties	Transactions	Amounts of transactions (Note 4)	Items	Balance as of March 31, 2021 (Note 4)
Principal shareholder	Ministry of Finance (Minister of Finance)	Chiyoda-ku, Tokyo	—	Administration for policy based financing	100 (Direct)	Receipt of funds	Capital subscription (Note 1)	¥80,000	—	¥—
							Receipt of funds (Note 2)	2,066,019	Borrowed money	6,651,321
							Repayment of borrowed money	2,272,052
							Payment of interest on borrowed money	41,163	Accrued expense	6,112
							Guarantee for corporate bonds (Note 3)	4,904,965	—	—
Fiscal year ended March 31, 2021 (From April 1, 2020 to March 31, 2021)
	(In millions of U.S. dollars)
	Related party name	Location	Capital	Business	Ratio to total voting rights (%)	Relationship with related parties	Transactions	Amounts of transactions (Note 4)	Items	Balance as of March 31, 2021 (Note 4)
Principal shareholder	Ministry of Finance (Minister of Finance)	Chiyoda-ku, Tokyo	—	Administration for policy based financing	100 (Direct)	Receipt of funds	Capital subscription (Note 1)	$723	—	$—
							Receipt of funds (Note 2)	18,662	Borrowed money	60,079
							Repayment of borrowed money	20,523
							Payment of interest on borrowed money	372	Accrued expenses	55
							Guarantee for corporate bonds (Note 3)	44,305	—	—

Notes	1.	Ministry of Finance subscribed new shares issued by JBIC through an allotment to the shareholder for ¥1 ($0.009) per share.

2.	Receipt of funds represents borrowings from the FILP special account and FEFSA. FILP interest rates are applied in accordance with the FILP
		agreement, while the interest rates under the respective agreements related to the FEFSA are applied to borrowings from foreign exchange funds.

	3.	No guarantee fee has been paid for the guarantee of bonds.

	4.	Figures in the table above do not include consumption taxes.

(b)	Transactions with fellow subsidiaries and subsidiaries of any other associated companies

Fiscal year ended March 31, 2020 (From April 1, 2019 to March 31, 2020)

	(In millions of yen)
	Corporate name	Location	Capital	Business	Ratio to total voting rights (%)	Relationship with related parties	Transactions	Amounts of transactions	Items	Balance as of March 31, 2020
Entities that had the majority of their voting rights held by principal shareholder	Japan International Cooperation Agency	Chiyoda-ku, Tokyo	¥8,213,180	Official development assistance	None	Joint obligor	Joint obligations	¥40,000 (Notes 1, 3)	—	¥—
	Japan Finance Corporation	Chiyoda-ku, Tokyo	4,324,220	Finance	None	Joint obligor	Joint obligations	90,000 (Notes 2, 3)	—	—

Notes	1.	JBIC assumed the obligations of the JBIC bonds in accordance with Article 12 (1) of the Supplementary Provisions of the JBIC Act, and the Japan International Cooperation Agency (“JICA”) is jointly responsible for the obligations of these bonds in accordance with the provision of Article 4 (1) of Supplementary Provisions of the Japan International Cooperation Agency Act (Act No. 136 of 2002). Pursuant to Article 4 (2) hereof, all of JICA’s assets are pledged as general collateral for these joint obligations.

	2.	JBIC is jointly responsible for the obligations of JFC bonds in accordance with Article 17 (1) (ii) of Supplementary Provisions of the JBIC Act. In accordance with Article 17 (2) hereof, all of JBIC’s assets are all pledged as general collateral for these joint obligations.

	3.	In relation to these joint obligations, no transactions are recognized in the consolidated statements of operations.

Fiscal year ended March 31, 2021 (From April 1, 2020 to March 31, 2021)

	(In millions of yen)
	Corporate name	Location	Capital	Business	Ratio to total voting rights (%)	Relationship with related parties	Transactions	Amounts of transactions	Items	Balance as of March 31, 2021
Entities that had the majority of their voting rights held by principal shareholder	Japan International Cooperation Agency	Chiyoda-ku, Tokyo	¥8,264,620	Official development assistance	None	Joint obligor	Joint obligations	¥20,000 (Notes 1, 3)	—	¥—
	Japan Finance Corporation	Chiyoda-ku, Tokyo	6,990,201	Finance	None	Joint obligor	Joint obligations	70,000 (Notes 2, 3)	—	—
Fiscal year ended March 31, 2021 (From April 1, 2020 to March 31, 2021)

	(In millions of U.S. dollars)
	Corporate name	Location	Capital	Business	Ratio to total voting rights (%)	Relationship with related parties	Transactions	Amounts of transactions	Items	Balance as of March 31, 2021
Entities that had the majority of their voting rights held by principal shareholder	Japan International Cooperation Agency	Chiyoda-ku, Tokyo	$74,651	Official development assistance	None	Joint obligor	Joint obligations	$181 (Notes 1, 3)	—	$—
	Japan Finance Corporation	Chiyoda-ku, Tokyo	63,140	Finance	None	Joint obligor	Joint obligations	632 (Notes 2, 3)	—	—

Notes	1.	JBIC assumed the obligations of the JBIC bonds in accordance with Article 12 (1) of the Supplementary Provisions of the JBIC Act, and the Japan International Cooperation Agency (“JICA”) is jointly responsible for the obligations of these bonds in accordance with the provision of Article 4 (1) of Supplementary Provisions of the Japan International Cooperation Agency Act (Act No. 136 of 2002). Pursuant to Article 4 (2) hereof, all of JICA’s assets are pledged as general collateral for these joint obligations.

	2.	JBIC is jointly responsible for the obligations of JFC bonds in accordance with Article 17 (1) (ii) of Supplementary Provisions of the JBIC Act. In accordance with Article 17 (2) hereof, all of JBIC’s assets are all pledged as general collateral for these joint obligations.

	3.	In relation to these joint obligations, no transactions are recognized in the consolidated statements of operations.

(2)	Transactions between consolidated subsidiaries and related parties

Not applicable.

2.	Notes to the parent company or significant affiliates

(1)	Parent company information

Not applicable.

(2)	Condensed financial information of significant affiliates

Significant affiliates of JBIC are IFC Capitalization (Subordinated Debt) Fund, L.P. and IFC Capitalization (Equity) Fund, L.P in the current fiscal year. Their condensed financial information is as shown below:

	For the year ended March 31, 2020	For the year ended March 31, 2021	For the year ended March 31, 2021
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Total assets	¥105,849	¥62,137	$561
Total liabilities	6,592	431	4
Total net assets	99,256	61,705	557

Gain on investment	9,287	4,107	37
Net income (loss) before income taxes	(1,417)	3,102	28
Net income (loss)	(1,417)	3,102	28

24. Amounts per share

Amounts per share as of and for the fiscal years ended March 31, 2020 and 2021 are calculated as follows:

	For the year ended March 31, 2020	For the year ended March 31, 2021	For the year ended March 31, 2021
	(In yen)	(In yen)	(In U.S. dollars)
Net assets per share of common stock	¥1.79	¥1.67	$0.02
Net income per share of common stock	0.07	0.02	0.00

Note	1.	Net income per share of common stock is based on the following information.

Diluted net income per share of common stock is not presented since there are no dilutive shares.

	For the year ended March 31, 2020	For the year ended March 31, 2021	For the year ended March 31, 2021
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Net income attributable to owner of parent	¥116,740	¥44,290	$400
Amount not attributable to common stock	—	—	—
Net income attributable to owner of parent related to common stock	116,740	44,290	400
Average number of outstanding shares of common stock (during the fiscal year)	1,638,798,633 thousand shares	1,735,772,602 thousand shares

Note	2.	Net assets per share of common stock is based on the following information.

	As of March 31, 2020	As of March 31, 2021	As of March 31, 2021
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Net assets	¥3,114,051	¥3,040,896	$27,467
Deductions from net assets	271	318	3
(Non-controlling interests)	271	318	3
Net assets related to common stock	3,113,780	3,040,578	27,464
Year-end number of outstanding shares of common stock based on which net assets per share was calculated	1,733,800,000 thousand shares	1,813,800,000 thousand shares

25. Bonds payable

Bonds payable as of March 31, 2021 are as follows:

		(In millions of yen)
Name of company	Description of bonds payable	Date of issuance	Balance at the beginning of the current fiscal year		Balance at the end of the current fiscal year		Interest rate (%)	Collateral	Maturity date	Remarks
JBIC	Government guaranteed JBIC foreign bonds 4th, 7th, 9th - 19th, 22nd - 47th	July 31, 2013 – February 9, 2021	4,786,648 (USD 43,462,337,000 (GBP 424,859,000	) )	4,904,965 [498,142 (USD 43,961,079,000 [USD 4,499,527,000 (GBP 249,851,000	] ) ] )	0.375~3.500	General collateral	May 28, 2020 – January 21, 2031
	JBIC bonds 22nd and 23rd	March 14, 2006	39,998		20,000		1.890~2.090	General collateral	March 22, 2021 – December 19, 2025	*1
	Non-guaranteed JBIC domestic bonds 2nd - 3rd	August 10, 2017	60,000		40,000		0.001~0.030	General collateral	June 19, 2020 – June 20, 2022

	Total	—	¥4,886,646		¥4,964,965		—	—	—	—

		(In millions of U.S. dollars)
Name of company	Description of bonds payable	Date of issuance	Balance at the beginning of the current fiscal year		Balance at the end of the current fiscal year		Interest rate (%)	Collateral	Maturity date	Remarks
JBIC	Government guaranteed JBIC foreign bonds 4th, 7th, 9th - 19th, 22nd - 47th	July 31, 2013 – February 9, 2021	43,236 (USD 43,462,337,000) (GBP 424,859,000)		44,305 [4,500] (USD 43,961,079,000) [USD 4,499,527,000] (GBP 249,851,000)		0.375~3.500	General collateral	May 28, 2020 – January 21, 2031
	JBIC bonds 22nd and 23rd	March 14, 2006	361		181		1.890~2.090	General collateral	March 22, 2021 – December 19, 2025	*1
	Non-guaranteed JBIC domestic bonds 2nd - 3rd	August 10, 2017	542		361		0.001~0.030	General collateral	June 19, 2020 – June 20, 2022

	Total	—	$44,139		$44,847		—	—	—	—

Notes	1.	The amounts of foreign currency-denominated bonds are shown with original currencies in parentheses ( ).

	2.	Figures indicated in brackets [ ] represent the amounts to be redeemed within one year.

	3.	(*1)	JBIC assumed the obligations in respect of the JBIC bonds which had been issued by JBIC before JFC was established, and JBIC and JICA are jointly responsible for these obligations in accordance with the JBIC Act.

	4.	The redemption schedule of bonds payable for each of the next five years as of March 31, 2021 is as follows:

	(In millions of yen)
	Within 1 year	After 1 year but within 2 years	After 2 years but within 3 years	After 3 years but within 4 years	After 4 years but within 5 years
Bonds payable	¥498,195	¥870,325	¥885,680	¥608,905	¥573,550

	(In millions of U.S. dollars)
	Within 1 year	After 1 year but within 2 years	After 2 years but within 3 years	After 3 years but within 4 years	After 4 years but within 5 years
Bonds payable	$4,500	$7,861	$8,000	$5,500	$5,181

26. Borrowings

Borrowings as of March 31, 2021 are as follows:

	Balance at the beginning of the current fiscal year (In millions of yen)	Balance at the beginning of the current fiscal year (In millions of U.S. dollars)	Balance at the end of the current fiscal year (In millions of yen)	Balance at the end of the current fiscal year (In millions of U.S. dollars)	Average interest rate (%)	Due date of payment
Borrowed money	¥6,786,499	$61,300	¥6,651,321	$60,079	0.31	—
Borrowings	6,786,499	61,300	6,651,321	60,079	0.31	July 2021 – November 2037
Other interest-bearing liabilities	268,460	2,425	127,610	1,152	(0.04)	—
Cash collateral received for financial instruments	268,460	2,425	127,610	1,152	(0.04)	—

Notes	1.	“Average interest rate” represents the weighted-average interest rates of debts calculated from “Interest rates” and “Balance at the end of the current fiscal year.”

	2.	There is no fixed maturity date for the repayment of Cash collateral received for financial instruments.

	3.	Maturities of borrowings for the next five years as of March 31, 2021 are as follows:

	(In millions of yen)
	Within 1 year	After 1 year but within 2 years	After 2 years but within 3 years	After 3 years but within 4 years	After 4 years but within 5 years
Borrowings	¥191,800	¥2,532,295	¥773,668	¥895,664	¥1,416,793

	(In millions of U.S. dollars)
	Within 1 year	After 1 year but within 2 years	After 2 years but within 3 years	After 3 years but within 4 years	After 4 years but within 5 years
Borrowings	$1,732	$22,873	$6,988	$8,090	$12,797

27. Asset retirement obligations

This information is not presented because the amount of asset retirement obligations as of the beginning and end of the current fiscal year is equal to, or less than, one hundredth of the aggregated amount of Liabilities and Net assets as of the beginning and end of the current fiscal year.

28. Other

Not applicable.